Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

GATEWAY MERCURY HOLDINGS, LLC

as Purchaser

and

FTD, INC.

and the other Sellers party hereto

Dated as of June 2, 2019

I.	DEFINITIONS		2

	1.1	Certain Definitions	2
	1.2	Terms Defined Elsewhere in this Agreement	10
	1.3	Other Definitional and Interpretive Matters	12

II.	PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES		13

	2.1	Purchase and Sale of Assets	13
	2.2	Excluded Assets	16
	2.3	Assumption of Liabilities	16
	2.4	Excluded Liabilities	17
	2.5	Cure Amounts	18
	2.6	Non-Assignment of Assets	19
	2.7	Further Conveyances and Assumptions	20

III.	CONSIDERATION; ADJUSTMENT		21

	3.1	Consideration	21
	3.2	Purchase Price Deposit	21
	3.3	Pre-Closing Statement; Payment of Purchase Price	21
	3.4	Post-Closing Adjustment	21
	3.5	Withholding	23

IV.	CLOSING AND TERMINATION		24

	4.1	Closing Date	24
	4.2	Deliveries by Sellers	24
	4.3	Deliveries by Purchaser	24
	4.4	Termination of Agreement	25
	4.5	Procedure Upon Termination	27
	4.6	Effect of Termination; Expense Reimbursement Amount; Break-Up Fee	27

V.	REPRESENTATIONS AND WARRANTIES OF SELLERS		28

	5.1	Organization and Good Standing	28
	5.2	Authorization of Agreement	28
	5.3	No Violation	28
	5.4	Governmental Consents	29
	5.5	Title to Purchased Assets	29
	5.6	Validity of Purchased Contracts	29
	5.7	Litigation	30
	5.8	Compliance with Laws	30
	5.9	Employee Compensation and Benefit Plans; ERISA	30
	5.10	Labor and Employment Matters	31
	5.11	Intellectual Property	32
	5.12	Financial Advisors	35
	5.13	Taxes	35
	5.14	Environmental Matters	36
	5.15	Real Property	37
	5.16	Absence of Certain Changes	38
	5.17	Data Privacy	38

	5.18	Foreign Corrupt Practices Act	38
	5.19	International Trade	39
	5.20	Transactions With Affiliates	39
	5.21	No Other Representations or Warranties; Schedules	39

VI.	REPRESENTATIONS AND WARRANTIES OF PURCHASER		40

	6.1	Organization and Good Standing	40
	6.2	Authorization of Agreement	40
	6.3	Consents and Approvals; No Violations	40
	6.4	Financial Capability	41
	6.5	Condition of the Purchased Assets	41
	6.6	Exclusivity of Representations and Warranties	41

VII.	BANKRUPTCY COURT MATTERS		42

	7.1	Submission for Bankruptcy Court Approval	42
	7.2	Bankruptcy Process	42
	7.3	Additional Bankruptcy Matters	43

VIII.	COVENANTS		44

	8.1	Access to Information	44
	8.2	Actions Pending the Closing	44
	8.3	Payables	44
	8.4	Consents	45
	8.5	Reasonable Best Efforts; Consents to Assignment	45
	8.6	Publicity	46
	8.7	Confidentiality	46
	8.8	Post-Closing Access and Information	47
	8.9	Employee Matters	47
	8.10	Transition Services	49
	8.11	Bulk Transfer Laws	49
	8.12	Transferred Employee Non-Solicit	49
	8.13	Use of Names	49
	8.14	POS System Upgrade	50

IX.	CONDITIONS TO CLOSING		50

	9.1	Conditions Precedent to Obligations of Purchaser	50
	9.2	Conditions Precedent to Obligations of Sellers	51
	9.3	Conditions Precedent to Obligations of Purchaser and Sellers	51
	9.4	Frustration of Closing Conditions	52

X.	TAXES		52

	10.1	Transfer Taxes	52
	10.2	Purchase Price Allocation	52
	10.3	Cooperation and Audits	53
	10.4	Tax Returns	53

iii

XI.	GENERAL GOVERNING PROVISIONS		53

	11.1	No Survival of Representations and Warranties	53
	11.2	Expenses	53
	11.3	Injunctive Relief	54
	11.4	Submission to Jurisdiction; Consent to Service of Process	54
	11.5	Waiver of Right to Trial by Jury	55
	11.6	Entire Agreement; Amendments and Waivers	55
	11.7	Governing Law	55
	11.8	Notices	55
	11.9	Severability	56
	11.10	Assignment	56
	11.11	Non-Recourse	57
	11.12	Counterparts	57

iv

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 2, 2019 (the “Effective Date”), is by and among Gateway Mercury Holdings, LLC, a Delaware limited liability company (“Purchaser”), FTD, Inc., a Delaware corporation (the “Company”), and each of the Company’s Subsidiaries and other Affiliates listed on the signature pages to this Agreement (together with the Company, each a “Seller” and, collectively, “Sellers”).

RECITALS

A.                                    Sellers are preparing to file voluntary petitions for relief under chapter 11 of Title 11 (the “Bankruptcy Case”) of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

B.                                    Sellers and their Affiliates conduct a business which: (i) operates a network of members consisting of florist retail and other retail locations for the purpose of sending and receiving floral orders; (ii) provides goods and services to such members (clauses (i) and (ii) together, the “Florist Network”); (iii) gathers orders through the FTD.com business and the ProFlowers business; (iv) sells personal gifts through the Shari’s Berries business and Personal Creations business; and (v) owns certain real properties and leases certain other real properties in connection with the businesses described in clauses (i) through (iv) (collectively, the “Business”) prior to the consummation of the Transactions.

C.                                    Purchaser desires to acquire the Acquired Business.

D.                                    Sellers desire to sell to Purchaser the Purchased Assets and assign to Purchaser the Assumed Liabilities and Purchaser desires to purchase from Sellers the Purchased Assets and assume the Assumed Liabilities, in each case, upon the terms and conditions set forth in this Agreement.

E.                                     On the terms and subject to the conditions set forth herein, following the filing of the Bankruptcy Cases, Sellers intend to request that the Bankruptcy Court authorize and approve the Transactions pursuant to the Approval Order, pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code, and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure, which Approval Order will include the authorization for the assumption by the applicable Seller and assignment by the applicable Seller to Purchaser of the Purchased Contracts and the Assumed Liabilities thereunder in accordance with Section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth in this Agreement and the Approval Order and in accordance with other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree:

I.                                        DEFINITIONS

1.1                               Certain Definitions.  For purposes of this Agreement, each of the following terms, when used herein with initial capital letters, has the meaning specified in this Section 1.1 or in the other Sections of this Agreement identified in Section 1.2:

“Acquired Business” means (a) the businesses set forth under clauses (i)-(iii) of the definition of Business, (b) the Overhead and Shared Services, subject to the terms of this Agreement and the transition services agreement described in Section 8.10, and (c) the owned real property associated with clauses (a) and (b).

“Acquired Business Information” means all books, financial information, records, files, ledgers, documentation, instruments, research, papers, data, sales or technical literature or similar information that, in each case, is owned by any Seller and, in each case, is primarily (1) related to any license or use by any third party of, or rights of any third party with respect to, the Purchased Intellectual Property or the Purchased Contracts, (2) related to the Purchased Intellectual Property in connection with the Acquired Business or (3) related to the operation of the Acquired Business, including, for the avoidance of doubt:

(i)                                     all marketing, advertising and promotional materials owned or controlled by Sellers and, in each case, primarily used or held for use by them in the conduct of the Acquired Business;

(ii)                                  all technical, scientific and other know-how and information (including promotional material), trade secrets, confidential information, methods, processes, practices, designs, design rights and specifications, in each case, primarily used or held for use by Sellers in the conduct of the Acquired Business;

(iii)                               drawings, artwork, archival materials and advertising materials, copy, commercials, images, artwork and samples, in each case, primarily used or held for use by Sellers in the conduct of the Acquired Business;

(iv)                              the websites, social media sites and accounts (including the content contained therein, user names and passwords), diagrams, drawings, domain names and all advertising and marketing materials and collateral (including all physical, digital or electronic imagery and design files), vendor and merchandise supplier data and information used by the Sellers primarily in the conduct of the Acquired Business.

“Adjustment Escrow Amount” means $9,500,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included any Seller or any direct or indirect predecessor of any Seller, or any other group of corporations filing Tax Returns on a combined, consolidated, group, unitary or similar basis that, at any time on or before the Closing Date, includes or has included any Seller or any direct or indirect predecessor of any Seller.

“Alternative Transaction” means any transaction (or series of transactions) that results from a bid submitted in connection with the procedures established under the Bidding Procedures Order and involves the direct or indirect sale, transfer or other disposition of all, or a material portion of, the Purchased Assets to any Person other than Purchaser or its Affiliates, or any other going-concern transaction (including a plan under chapter 11 of the Bankruptcy Code) that is pursued prior to the Termination Date and the consummation of which would be substantially inconsistent with the Transactions.

“Approval Order” means an order entered by the Bankruptcy Court pursuant to (without limitation) Sections 363 and 365 of the Bankruptcy Code, authorizing and approving, among other things, (a) the sale of the Purchased Assets, (b) the assumption of the Assumed Liabilities by Purchaser and (c) the assumption and assignment of the Purchased Contracts, in accordance with the terms and conditions of this Agreement, which will be in a form and substance reasonably acceptable to the Parties.

“Benefit Plan” means each (a) employment, consulting, compensation, profit-sharing, thrift, savings, bonus, incentive, change in control, severance, retention, retirement, pension benefit or deferred compensation plan, program, policy, practice, Contract, agreement or arrangement, and (b) fringe benefit, health, dental, vision, life, cafeteria, accident, hospitalization, insurance, disability, transportation, vacation, sabbatical, accidental death and dismemberment, workers’ compensation or supplemental unemployment benefit plan, program practice, Contract, agreement or arrangement, or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation any “employee benefit plan” within the meaning of Section 3(3) of ERISA (and any trust, escrow, funding, insurance or other agreement related to any of the foregoing), whether or not such plan is subject to ERISA.

“Bidding Procedures Order” means an order of the Bankruptcy Court (including any attachment thereto) that (a) approves, among other things, the bidding procedures for conducting a sale and auction of the Purchased Assets and Purchased Contracts, and (b) is in a form reasonably acceptable to the Parties.

“Break-Up Fee” means an amount equal to $2,300,000.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in Chicago, Illinois are authorized or required by Law to close.

“Business Employee” means each employee of a Seller and FTD Canada Inc. who provides services to such Seller or FTD Canada Inc. in connection with the Acquired Business or who is a Shared Employee and, in each case, who is listed on Schedule 1.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.  All references to the Code, United States Treasury regulations or other governmental pronouncements will be deemed to include references to any applicable successor regulations or amending pronouncement.

“Company SEC Documents” means all forms, reports, schedules, statements and other documents filed with or furnished to the SEC that are required to be filed or furnished by it under the Securities Act of 1933 or the Securities Exchange Act of 1934.

“Contract” means any contract, agreement, commitment, promise or undertaking (including any indenture, note, bond, loan, or other evidence of indebtedness, mortgage, franchise, conditional sales contract, insurance policy, letter of credit, instrument, license, sublicense, lease, sublease, purchase order or other legally binding agreement) whether written or oral.

“Credit Card Accounts Receivable” means each “Account” or “Payment Intangible” (each as defined in the UCC ) together with all income, payments and proceeds thereof, owed by a credit card payment processor or an issuer of credit cards to a Seller resulting from charges by a customer of a Seller on credit cards processed by such processor or issued by such issuer in connection with the gathering of orders by a Seller, in each case in the Ordinary Course of Business.

“Cure Costs” means monetary amounts that must be paid and obligations that otherwise must be satisfied under Sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and assignment of any Purchased Contract, as agreed by Purchaser and the non-debtor counterparty to the applicable Purchased Contract, or as finally determined by the Bankruptcy Court.

“Current Assets” means, as of any date, the combined current assets of Sellers with respect to the Acquired Business (which current assets will include only the line items, and reflect the exclusions, set forth on Schedule 1 under the heading “Current Assets” and no other assets), determined in accordance with GAAP as applied by Sellers’ ultimate parent company, FTD Companies, Inc.

“Current Liabilities” means, as of any date, the combined current liabilities of Sellers with respect to the Acquired Business (which current liabilities will include only the line items, and reflect those exclusions, set forth on Schedule 1 under the heading “Current Liabilities” and no other liabilities), determined in accordance with GAAP as applied by Sellers’ ultimate parent company, FTD Companies, Inc.

“E-Commerce Platform” means the Software and hardware that support and enable operation of the websites of the Acquired Business (including FTD.com and ProFlowers.com) through which Sellers gather orders from customers.

“Environmental Laws” means all common law, federal, state, local and foreign Laws concerning pollution or protection of the environment or human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Account” means the escrow account holding the Deposit and the Adjustment Escrow Amount pursuant to the Escrow Agreement.

“Escrow Agreement” means the escrow agreement for the Escrow Account, by and among Purchaser, Sellers and U.S. Bank, in form and substance reasonably acceptable to Purchaser and Seller.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expense Reimbursement Amount” means an amount, not to exceed $1,500,000, equal to Purchaser’s or its Affiliates’ reasonable and documented out-of-pocket costs and expenses (including fees and expenses of counsel and other advisors to Purchaser and its Affiliates) incurred in connection with this Agreement and the Transactions, and all proceedings incident thereto and appeals therefrom.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency, authority, department, commission, board, bureau, official or instrumentality of such body, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator thereof (public or private) of competent jurisdiction.

“Intellectual Property” means any and all worldwide rights in and to all intellectual property rights or assets (whether arising under statutory or common law), including (a) patents, patent applications, industrial design registrations and applications therefor, divisions, divisionals, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, re-examinations, extensions and any provisional applications, and any foreign or international equivalent of any of the foregoing, (b) trademarks (whether registered, unregistered or pending), historical trademark files, trade dress, service marks, service names, trade names, brand names, product names, logos, corporate names, fictitious names, other names, symbols (including business symbols), slogans, translations of any of the foregoing and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith and (to the extent transferable by law) any applications and/or registrations in connection with the foregoing (“Trademarks”), (c) rights associated with works of authorship including copyrights, moral rights, design rights, rights in databases, copyright applications, copyright registrations, rights existing under any copyright Laws and rights to prepare derivative works, (d) technical, scientific and other know-how and information (including promotional material), trade secrets, confidential information, methods, processes, practices, formulas, designs, design rights, patterns, assembly procedures, and specifications, (e) Software in any form, (f) internet websites, domain names, IP addresses, web content and links, and mobile applications (g) rights of publicity and personality, (h) inventions, discoveries, processes, designs, techniques, developments and related improvements whether or not patentable, (i) databases, (j) all goodwill related to the foregoing, and (k) the right to sue for infringement and other remedies against infringement of any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” or “Sellers’ Knowledge” means the knowledge, after reasonable inquiry, of those Persons identified on Schedule 1.1(b).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, Order, stipulation, award or common law requirement.

“Leased Real Property” means real property in the United States leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, any Seller set forth on Schedule 1.1(c).

“Legal Proceeding” means any action, claim, arbitration, charge, complaint, petition, mediation, equitable action, hearing before any Governmental Body, investigation, litigation, or any other judicial, administrative or arbitral proceeding of any kind or nature whatsoever, or actions, suits, proceedings (public or private, civil or criminal) or claims or any proceedings commenced, brought, conducted or heard before, any Governmental Body.

“Liability” means any debt, loss, liability, claim (including “claim” as defined in the Bankruptcy Code), commitment, undertaking, damage, expense, fine, penalty, cost, royalty, deficiency or obligation (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature whenever or however arising, whether known or unknown, disclosed or undisclosed, asserted or unasserted, express or implied, primary or secondary, direct or indirect, matured or unmatured, fixed, absolute, contingent, determined, determinable, accrued or unaccrued, liquidated or unliquidated, whether due or to become due, whether in contract, tort or otherwise, and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” as applied to any Person means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, pledge, deed of trust, security interest, claim (as defined in section 101(5) of the Bankruptcy Code), charge, option, right of first offer or first refusal, right of use or possession, restriction, easement, rights of way or other title retention agreement, servitude, restrictive covenant, encroachment or encumbrance or any other similar encumbrance or restriction, imposition, imperfections or defects in title, in respect of an asset of such Person, whether imposed by Law, Contract or otherwise.

“Net Working Capital” means all Current Assets minus all Current Liabilities, in each case, as of 11:59 p.m. Central time on the day prior the Closing Date as determined in accordance with and using the methodologies set forth on Schedule 1.

“Order” means any judicial, quasi-judicial, administrative, quasi-administrative and arbitral judgment, order, decision, injunction, decree, ruling, writ, assessment, award or other determination of, or entered, issued, made or rendered by, a Governmental Body, including by the Bankruptcy Court in the Bankruptcy Case.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business by Sellers or their Affiliates consistent with their past practices and taking into account the commencement of the Bankruptcy Cases.

“Overhead and Shared Services” means the ancillary, corporate or other shared services or processes that are provided to or used in both (i) the Acquired Business and (ii) any Retained Business, including services and processes relating to: travel; meeting management and entertainment; labor; office supplies (including copiers and faxes); personal telecommunications (including e-mail); computer/telecommunications maintenance and support; software application and data hosting services (including maintenance of and access to the customer information described in Section 2.1(b)(xvii)); energy/utilities; procurement and supply arrangements; advertising and marketing; treasury; public relations, legal and regulatory matters; risk management (including workers’ compensation); payroll; procurement cards and travel cards; telephone/data connectivity; disaster recovery; accounting; tax; internal audit; executive management; quality control and oversight; design and engineering; human resources and employee relations management; employee benefits; credit, collections and accounts payable; property management; facility management; site security; asset management; supply chain and manufacturing; global trade compliance; and customs and excise matters.

“Owned Real Property” means the real property located at 3113 Woodcreek Drive, Downers Grove, IL 60515.

“Party” or “Parties” means Purchaser and each Seller, as the case may be.

“Person” means any individual, sole proprietorship, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Tax Period” means any taxable year or period that ends before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending before the Closing Date.

“Purchaser Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of Purchaser hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other event, change, effect, condition, state of facts or occurrence, a material adverse effect on the ability of Purchaser to consummate the Transactions or perform its obligations under this Agreement.

“Representative” means, with respect to any Person, any and all of its directors, officers, partners, managers, employees, consultants, financial advisors, counsel, accountants and other agents.

“Retained Business” means any business owned or conducted by any Seller or any Affiliate of Seller other than the Acquired Business (including Sellers’ or their Affiliates’ (a) Interflora business, (b) Shari’s Berries business, (c) Personal Creations business, or (d) the tangible assets previously used in the ProFlowers business exclusively for physical order fulfillment).

“Retained Taxes” means any Liability for Taxes (a) arising from or relating to the ownership or operation of the Acquired Business or the Purchased Assets for any Tax period ending on or prior to the Closing Date, (b) of any and all Sellers (or for which any Seller or any of their Affiliates may otherwise be liable, including as a transferee, successor, by Contract (including the Tax Sharing Agreement) or otherwise, or arising as a result of being or having been a member of any Affiliated Group or being or having included or required to be included in any Tax Return related thereto), (c) in respect of any Excluded Assets, or (d) in an amount equal to 50% of any Transfer Taxes that are not set forth on Schedule 2.3(j).

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (b) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of Sellers hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other events, changes, effects, conditions, states of facts or occurrences, (a) a material adverse effect on, or a material adverse change in or to, the business, operations, assets, Liabilities, properties or condition (financial or otherwise), of the Acquired Business, including the Purchased Assets and the Assumed Liabilities, considered as a whole, (b) a material adverse effect on the ability of Sellers to consummate the Transactions or perform their obligations under this Agreement or (c) the effect of preventing or materially delaying the consummation of the Transactions; provided, that, in the case of clause (a), none of the following, alone or in combination, be deemed to constitute, nor will any of the following (including the effect of any of the following) be taken into account in determining whether there has been or would reasonably be expected to be, a “Seller Material Adverse Effect”: (i) any change in the United States or foreign economies or financial markets in general; (ii) any change that generally affects the businesses in which the Acquired Business operates; (iii) any change arising in connection with earthquakes, hurricanes, tornadoes, fires, acts of God, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (iv) any change in applicable Laws or accounting rules; (v) any actions taken by Purchaser or any of its Affiliates (other than those expressly permitted to be taken hereunder); (vi) any effect resulting from the public announcement of this Agreement or the Bankruptcy Cases; or (vii) any effect resulting from (1) the commencement or filing of the Bankruptcy Cases, (2) any concurrent ancillary filing by a Subsidiary of Sellers that is not a party to this Agreement under a similar foreign insolvency regime or (3) a Seller’s inability to pay funded debt obligations as a result of the commencement of the Bankruptcy Cases; provided, however, that with respect to clauses (i), (ii), (iii) and (iv), such effects will only be excluded from consideration to the extent it does not disproportionately and materially adversely affect the Acquired Business as compared to similarly situated businesses.

“Shared Employee” means an employee of the Sellers who provides Overhead and Shared Services.

“Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces, databases and data, in any form or format, however fixed, including any related documentation.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

“Target Net Working Capital” means the amount set forth on Schedule 1.

“Tax” (and, with correlative meaning, “Taxes”) includes (a) any federal, state, local, foreign, supra-governmental or supranational net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, employee contribution, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under former Code Section 59A), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Tax Authority and (b) any liability for the payment of amounts determined by reference to amounts described in clause “(a)” as a result of being or having been a member of any Affiliated Group, as a result of any obligation under any Contract, agreement or arrangement (including any Tax allocation, Tax indemnity or Tax sharing Contract), as a result of being a transferee or successor, or otherwise.

“Tax Authority” means, with respect to any Tax, the Governmental Body or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” means any report, return, document, declaration, statement, estimate, schedule, notice, notification, form, election, certificate or other information or filing supplied or required to be supplied to any Tax Authority with respect to Taxes, including any information return, claim for refund, tax credit, incentive or benefit, or amended return, any documents supplied or required to be supplied to any Tax Authority in connection with the determination, assessment, collection or payment of any Tax (including any attached schedule) or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to any Tax.

“Tax Sharing Agreement” means that certain Tax sharing agreement by and between United Online, Inc. and FTD Companies, Inc., dated as of October 31, 2013 (as it may be amended, supplemented or modified from to time).

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transactions” means the transactions contemplated by this Agreement.

“Transferred Exception” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies or commitments of title insurance; (b) zoning, entitlement and other land use and environmental regulations by any Governmental Body assuming material compliance with such regulations; (c) title of a lessor under a capital or operating lease if such lease is a Purchased Contract; (d) any other imperfections in title, charges, easements, restrictions and encumbrances with respect to real property that do not materially affect the value or use of the affected asset; (e) mechanics’, carriers’, workers’, repairers’, warehousemen’s and similar Liens arising or incurred in the Ordinary Course of Business; and (f) local, county, state and federal Laws, ordinances or governmental regulations including Environmental Laws and regulations, local building and fire codes, and zoning, conservation or other land use regulations now or hereafter in effect relating to any Real Property.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of Delaware.

1.2                               Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquired Business	Recitals
Agreement	Preamble
Allocation Notice of Objection	10.2(a)
Assignment and Assumption Agreements	4.2(b)
Assumed Cure Costs	2.5
Assumed Liabilities	2.3

Term	Section
Avoidance Action	2.1(b)(xx)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Business	Recitals
Cash Amount	3.1
Closing	4.1
Closing Date	4.1
Closing Payment	3.3(b)
Closing Statement	3.3(a)
Company	Preamble
Company Permits	5.8
Company Plan	5.9(a)
Confidentiality Agreement	8.7
Deposit Amount	3.2
Dispute	3.4(c)
Dispute Notice	3.4(b)
Effective Date	Preamble
Employment Laws	5.10(b)
Estimated Net Working Capital	3.3(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
FCPA	5.18
Final Allocation Statement	10.2(a)
Final Cash Purchase Price	3.4(d)
Final Net Working Capital	3.4(d)
Florist Network	Recitals
HSR Act	8.5(a)
Inventory	2.1(b)(iii)
Leases	5.15(b)
Necessary Consent	2.6(a)
Neutral Firm	3.4(c)
Personal Information	5.17
Post-Closing Statement	3.4(a)
Proposed Allocation Statement	10.2(a)
Purchase Price	3.1
Purchased Assets	2.1(b)
Purchased Contracts	2.1(b)(v)
Purchased Intellectual Property	2.1(b)(vii)
Purchaser	Preamble
Purchaser Adjustment Amount	3.4(e)
Real Property	2.1(b)(ii)
Sale Motion	7.1
Schedule Completion Date	9.3(d)
Seller or Sellers	Preamble

Term	Section
Seller Return	5.13(a)
Sellers Adjustment Amount	3.4(f)
Stalking Horse Order	7.1
Tangible Personal Property	2.1(b)(iv)
Termination Date	4.4(a)
Transfer Taxes	10.1
WARN Act	5.10(a)(iii)

1.3                               Other Definitional and Interpretive Matters.

(a)                                 Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

(i)                                     Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action will be extended to the next succeeding Business Day.

(ii)                                  Contracts.  Reference to any Contract means such Contract as amended or modified and in effect from time to time in accordance with its terms.

(iii)                               Dollars.  Any reference in this Agreement to Dollars or $ will mean U.S. dollars.

(iv)                              Schedules.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule  but not otherwise defined therein will be defined as set forth in this Agreement.

(v)                                 GAAP.  Terms used herein which are defined in GAAP are, unless specifically defined herein, used herein as defined in GAAP.

(vi)                              Gender and Number.  Any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

(vii)                           Headings.  The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any Article, Section, Recital or Schedule are to the corresponding Article, Section, Recital or Schedule of or to this Agreement unless otherwise specified.

(viii)                        Herein.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(ix)                              Including.  The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(x)                                 Law.  Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including any successor legislation thereto and any rules and regulations promulgated thereunder, and references to any section or other provision of a Law means that section or provision of such Law in effect from time to time and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision.

(xi)                              Schedules.  Any reference to a Schedule that is not attached to this Agreement on the Effective Date means such Schedule as agreed upon and described in Section 9.3(d).

(b)                                 The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

II.                                   PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1                               Purchase and Sale of Assets.

(a)                                 On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser or one or more of its designees will purchase, acquire and accept from the applicable Seller, and each applicable Seller will sell, assign, transfer, convey and deliver to Purchaser or one or more of its designees, all of such Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens (other than Liens created by Purchaser and Transferred Exceptions) and Excluded Liabilities.

(b)                                 The term “Purchased Assets” means all of the properties, assets and rights of any Seller wherever situated or located, whether real, personal or mixed, whether tangible or intangible, whether identifiable or contingent, whether owned, leased, licensed, used or held for use, but in each case, only to the extent primarily used in the conduct of the Acquired Business, and whether or not reflected on the books and records of Sellers, existing as of the Closing, including the following:

(i)                                     all right, title and interest in and to the Owned Real Property;

(ii)                                  all right, title and interest in and to the Leased Real Property (together with the Owned Real Property, the “Real Property”);

(iii)                               all inventory that, as of the close of business on the Closing Date, is used or held for use primarily in the Acquired Business (the “Inventory”);

(iv)                              all fixtures, furniture, furnishings, equipment, leasehold improvements and other tangible personal property owned by a Seller or leased by a Seller, subject to the terms of the relevant lease, that are located on or at the Real Property, whether or not used or held for use in the Acquired Business (collectively, the “Tangible Personal Property”);

(v)                                 all right, title and interest of Sellers now or hereafter existing, in, to and under the Contracts that (A) are set forth on Schedule 2.1(b)(v), and (B) are unexpired as of the Closing Date (including those Contracts that have been previously unrenewed) (the “Purchased Contracts”);

(vi)                              all warranties, guarantees and similar rights related to the Purchased Assets, including warranties and guarantees made by suppliers, manufacturers and contractors under the Purchased Assets, and claims against suppliers and other third parties in connection with the Purchased Contracts;

(vii)                           all Intellectual Property relating primarily to the Acquired Business, including the Intellectual Property set forth on Schedule 2.1(b)(vii) (the “Purchased Intellectual Property”);

(viii)                        all originals and copies of all files and assignment documentation pertaining to existence, validity, availability, registrability, infringement, enforcement or ownership of any of the Purchased Intellectual Property and documentation of the development, conception or reduction to practice thereof, in each case, under any Seller’s possession or control;

(ix)                              all equity owned by Sellers in the entities set forth on Schedule 2.1(b)(ix);

(x)                                 all accounts receivable (whether billed or unbilled), including all Credit Card Accounts Receivable and payment processor receivables, of Sellers arising primarily from the Acquired Business;

(xi)                              the telephone and fax numbers for the Acquired Business;

(xii)                           any outstanding promissory notes issued by members of the Florist Network to Sellers;

(xiii)                        all goodwill related to the Purchased Assets;

(xiv)                       all books, records, files, invoices, inventory records, product specifications, cost and pricing information, business plans and quality control records and manuals, in each case primarily relating to any Purchased Asset, and all Acquired Business Information, including all data and other information stored in any format or media, including on hard drives, hard copy or other media primarily relating to any Purchased Asset, in each case to the extent permitted by applicable Laws;

(xv)                          all Company Permits and any permits to the extent required for performance by Purchaser under the Transition Services Agreement;

(xvi)                       the E-Commerce Platform;

(xvii)                    all customer data and information derived from customer purchase files and branded loyalty promotion programs and other similar information related to customer purchases, including personal information (such as name, address, telephone number, e-mail address, website and any other database information) and customer purchase history at a transaction level (including dollar amounts, dates, and items purchased, but excluding from the foregoing any credit card numbers or related customer payment source, social security numbers, or other information prohibited by applicable Laws) relating to customers of the Acquired Business, in each case, to the extent (w) owned by any Seller, (x) transferrable to Purchaser under applicable Law, (y) used or held for use by Sellers primarily in the conduct of the Acquired Business and (z) held in databases of Sellers related to the Acquired Business;

(xviii)                 all of Sellers’ prepaid expenses relating to any of the Purchased Contracts;

(xix)                       insurance proceeds received by Sellers and insurance awards received by Sellers with respect to any of the Purchased Assets that are not in respect of any Excluded Liabilities;

(xx)                          all avoidance claims or causes of action against counterparties to Purchased Contracts arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code and any similar state law (the “Avoidance Actions”), and all other claims or causes of action against counterparties to Purchased Contracts under any other provision of the Bankruptcy Code or applicable Laws, including all actions relating to vendors and service providers used in the Acquired Business, except for claims related to Excluded Liabilities; provided, that neither the Purchaser, nor any Person claiming by, through or on behalf of the Purchaser (including by operation of law, sale, assignment, conveyance or otherwise) will pursue, prosecute, litigate, institute or commence an action based on, assert, sell, convey, assign or file any claim that relates to the Avoidance Actions;

(xxi)                       all Sellers’ e-mail addresses under the domain names included in the Purchased Intellectual Property to the extent such e-mail addresses exist; and

(xxii)                    all rights, claims, causes of action and credits owned by a Seller to the extent relating to any Purchased Asset or Assumed Liability, including any such item arising under any guarantee, warranty, indemnity, right of recovery, right of setoff or similar right in favor of such Seller in respect of any Purchased Asset or Assumed Liability.

2.2                               Excluded Assets.  Nothing herein contained will be deemed to constitute an agreement to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers will retain all right, title and interest to, in and under the Excluded Assets.  The term “Excluded Assets” means all assets, properties and rights of any Seller other than the Purchased Assets, including:

(a)                                 all assets related exclusively to the Retained Business;

(b)                                 all Contracts that are not Purchased Contracts;

(c)                                  any interest in real property other than the Real Property (including the leases set forth on Schedule 2.2(c));

(d)                                 all rights that accrue or will accrue to any Seller or any of their Subsidiaries pursuant to this Agreement;

(e)                                  the minute books and similar corporate records of any Seller;

(f)                                   all insurance policies of any Seller or any of their Subsidiaries, and all rights to applicable claims and proceeds thereunder to the extent such applicable claims and/or proceeds thereunder relate to any Retained Business, Excluded Liability or Excluded Asset;

(g)                                  all prepaid expenses related to Contracts that are not Purchased Contracts; and

(h)                                 the sponsorship of, and any assets, properties, interests, or other rights of any Seller or any of their Affiliates under or with respect to, all Benefit Plans; and

(i)                                     the tangible assets previously used in the ProFlowers business exclusively for physical order fulfillment.

2.3                               Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement and the Approval Order, from and after the Closing, Purchaser will assume or will cause one or more of its designees to assume, effective as of the Closing, and will timely perform and discharge in accordance with their respective terms or such other terms as the Purchaser may be able to negotiate with the Person to whom such Liability is owed, the following Liabilities existing as of the Closing Date and no other Liabilities of Sellers or any of their Affiliates (collectively, the “Assumed Liabilities”):

(a)                                 all Liabilities from the ownership or operation of the Purchased Assets by Purchaser solely to the extent such Liabilities arise after the Closing, but excluding any such Liabilities that (i) accrued prior to the Closing or (ii) arise directly from omissions, actions, or inactions of Sellers and/or any of their Affiliates prior to Closing (it being understood that the Liabilities described in clauses (i) and (ii) are Excluded Liabilities);

(b)                                 any Assumed Cure Costs that Purchaser is required to pay pursuant to Section 2.5;

(c)                                  all Liabilities of Sellers under the Purchased Contracts;

(d)                                 all trade payables of Sellers primarily related to the Acquired Business that are administrative expenses under section 503(b) of the Bankruptcy Code;

(e)                                  any payments due and owing to a member of the Florist Network whether arising prior to or after the Closing;

(f)                                   all Liabilities of Sellers with respect to Groupon coupons and gift certificates related to the Acquired Business and all Liabilities for any unredeemed refund amounts issued to customers of the Acquired Business to the extent arising within 14 days of Closing;

(g)                                  all Liabilities in respect of wages and benefits of Transferred Employees arising from Purchaser’s employment of Transferred Employees and to be performed only from and after the Closing Date (other than any such Liabilities that are Retained Taxes);

(h)                                 other than Transfer Taxes, any Taxes relating to the ownership or operation of the Purchased Assets or the Acquired Business that are not Retained Taxes;

(i)                                     any Liability owed to a Retained Business as a result of an order received and processed by an Acquired Business but fulfilled by a Retained Business;

(j)                                    100% of the Transfer Taxes set forth on Schedule 2.3(j); and

(k)                                 the Liabilities set forth on Schedule 2.3(k).

2.4                               Excluded Liabilities.  Notwithstanding anything to the contrary set forth herein, the Parties expressly acknowledge and agree that none of Purchaser, any Affiliates of Purchaser, or any assignee of Purchaser will assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for Liabilities of any Seller or any of their respective Affiliates, whether or not related to the Acquired Business or Purchased Assets and whether existing on the Closing Date or arising thereafter, including on the basis of any Law imposing successor or transferee liability or otherwise by operation of Law or by Contract, other than the Assumed Liabilities and the obligations of Purchaser under this Agreement (all such Liabilities that Purchaser is not assuming being referred to collectively as the “Excluded Liabilities”).  The Excluded Liabilities include the following Liabilities:

(a)                                 all Liabilities to the extent arising out of or relating to the operation or ownership of or conduct by Sellers or any of their Affiliates of any Retained Business or the Excluded Assets;

(b)                                 all Liabilities to the extent arising out of, relating to or in connection with any Legal Proceeding, including any pending or threatened Legal Proceeding against any Seller or relating to the Acquired Business;

(c)                                  all Liabilities arising out of, relating to or in connection with Sellers’ Contracts and Contracts involving any Seller or their Affiliates, other than the Assumed Liabilities;

(d)                                 all Liabilities, including any Legal Proceedings, relating to any employees of any Seller or any of their Affiliates, or any WARN Act payments; provided, that any Liability relating to any Transferred Employee will be an Assumed Liability to the extent set forth on Schedule 2.4(d);

(e)                                  all Liabilities of any Seller or any Affiliate of any Seller under any Benefit Plan; provided, that any Liability relating to any Transferred Employee will be an Assumed Liability to the extent set forth on Schedule 2.4(e);

(f)                                   all Liabilities to any broker, finder or agent or similar intermediary for any broker’s fee, finders’ fee or similar fee or commission relating to the Transactions for which any Seller or its Affiliates are responsible;

(g)                                  Liabilities relating to any Excluded Asset;

(h)                                 Liabilities accrued, or arising directly from omissions or inactions, prior to Closing and any Liabilities that are caused by any actions or inactions of any Seller and/or any of its Subsidiaries or any of their Affiliates prior to the Closing, including any obligations or infringement, misappropriation or violation of any third party Intellectual Property;

(i)                                     other than Section 2.3(f), all Liabilities for any gift cards of the Acquired Business;

(j)                                    any Retained Taxes; and

(k)                                 all costs and expenses incurred by any Seller in connection with the consummation of the Transactions.

2.5                               Cure Amounts.  At the Closing and pursuant to Section 365 of the Bankruptcy Code, Sellers will assume the Purchased Contracts (to the extent not previously assumed) and, subject to the terms herein, assign the Purchased Contracts to Purchaser, and Purchaser, subject to the terms herein, will assume the Purchased Contracts.  All Cure Costs with respect to the Purchased Contracts (the “Assumed Cure Costs”) will be paid by Purchaser (to the extent not paid by Sellers prior to Closing), as and when finally determined by the Bankruptcy Court or as agreed between the Purchaser and the non-debtor counterparty to the Purchased Contract, pursuant to the procedures set forth in the Approval Order, and not by Sellers, and Sellers will have no liability for any Assumed Cure Costs.  Sellers agree that they will, as promptly as practicable, take such actions as are reasonably necessary to obtain an Order of the Bankruptcy Court providing for the assumption and assignment of the Purchased Contracts.  Sellers will serve on all non-Seller counterparties to all Contracts set forth on Schedule 5.6(a) a notice stating that Sellers are or may (as applicable) be seeking the assumption and assignment of such Contracts and the proposed Cure Costs amount for each Contract, and will notify such non-Seller counterparties of the deadline for objecting to the Cure Costs relating to such Contracts, if any, which deadline will be not less than three Business Days prior to the sale hearing date designated in the Bidding Procedures Order.

2.6                               Non-Assignment of Assets.

(a)                                 Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not effect the assignment or transfer of any Purchased Asset (including any Purchased Contract) if (i) (A) prohibited by applicable Law, (B) an attempted assignment or transfer thereof would reasonably likely to subject Purchaser, its Affiliates or any of its or their respective Representatives to civil or criminal Liability or (C) an attempted assignment or transfer thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any Person (including, without limitation, expiration or early termination of the applicable waiting period under the HSR Act), would constitute a breach, default or violation thereof or of any Law or Order (each such action, a “Necessary Consent”), or in any way adversely affect the rights of Purchaser thereunder or (ii) the Bankruptcy Court has not entered an Order (including, for the avoidance of doubt, the Approval Order) approving such assignment or transfer.  In such event, such assignment or transfer is subject to such Necessary Consent being obtained and Sellers and Purchaser will use their respective reasonable best efforts to obtain the Necessary Consents with respect to any such Purchased Asset (including any Purchased Contract) or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Purchaser as Purchaser may reasonably request; provided, however, that Sellers will not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or Legal Proceedings to obtain any such consent or approval.  If such Necessary Consent is not obtained, or if an attempted assignment or transfer thereof would give rise to any of the circumstances described in clauses (i) or (ii) of the first sentence of this Section 2.6(a), be ineffective or would adversely affect the rights of Purchaser to such Purchased Asset following the Closing, (x) Sellers and Purchaser will, and will cause their respective Affiliates to, (1) use reasonable best efforts (including cooperating with one another to obtain such Necessary Consents, to the extent feasible) as may be necessary so that Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, (2) complete any such assignments or transfers as soon as reasonably practicable, and (3) upon receipt of any applicable Necessary Consents, to transfer or assign the applicable Purchased Asset to Purchaser, and (y) Sellers will, and will cause their respective Affiliates to, cooperate with Purchaser in good faith without further consideration in any arrangement reasonably acceptable to Purchaser and Sellers intended to provide Purchaser with the benefit of any such Purchased Assets.

(b)                                 Subject to Section 2.6(a), if after the Closing (i) Purchaser or its designee holds any Excluded Assets or Excluded Liabilities or (ii) any Seller holds any Purchased Assets or Assumed Liabilities, Purchaser or the applicable Seller will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party.  Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.  Without limiting the generality of the foregoing, in the event that any Seller receives any payment from a third party after the Closing Date pursuant to any of the Purchased Contracts (or with respect to the operation by Purchaser of the Acquired Business or any Purchased Asset during the post-Closing period) and to the extent such payment is not in respect of an Excluded Asset or a Excluded Liability, Sellers will forward such payment, as promptly as practicable but in any event within 30 days after such receipt, to Purchaser and notify such third party to remit all future payments (in each case, to the extent such payment is in respect of any post-Closing period with respect to the Acquired Business and is not in respect of an Excluded Asset or an Excluded Liability) pursuant to the Purchased Contracts to Purchaser.  Similarly, in the event that Purchaser receives any payment from a third party after the Closing on account of, or in connection with, any Excluded Asset, Purchaser will forward such payment, as promptly as practicable but in any event within 30 days after such receipt, to Sellers and notify such third party to remit all future payments on account of or in connection with the Excluded Assets to Sellers.

(c)                                  Excluding or Adding Purchased Contracts.  Purchaser will have the exclusive right to notify Sellers in writing of (i) any Purchased Contract that it does not wish to assume, or (ii) any Contract to which any Seller is a party and that is (A) related to the license or use by a third party, or rights of any third party with respect to, the Purchased Intellectual Property, or (B) related primarily to the Acquired Business (and in each case has not been rejected by any Seller) that Purchaser wishes to add as an Purchased Contract, in each case, up to three Business Days prior to the Closing.  Any such previously considered Purchased Contracts that Purchaser no longer wishes to assume will be automatically deemed to be removed from the Schedules related to Purchased Contracts and automatically deemed not to be Purchased Contracts, in each case, without any adjustment to the Purchase Price, and to be an Excluded Asset, and any such previously considered Contracts that Purchaser wishes to assume as Purchased Contracts will be automatically deemed to be, and to be added to the Schedules related to, Purchased Contracts, and assumed by Sellers to sell and assign to Purchaser, without any adjustment to the Purchase Price.  If any Contract that may be assigned by a Seller to Purchaser pursuant to Sections 363 and 365 of the Bankruptcy Code is added to the list of Purchased Contracts in accordance with this Section 2.6(c), then the applicable Seller will take such steps as are reasonably necessary to cause such Contract to be assumed and assigned to Purchaser as promptly as possible at or following the Closing, subject to provision by Purchaser of adequate assurance as may be required under Section 365 of the Bankruptcy Code and payment by Purchaser of the Assumed Cure Costs in respect of such Purchased Contracts, pursuant to and in accordance with Section 365 of the Bankruptcy Code and the Approval Order.  Sellers will not reject or seek to reject any Contract that is a Purchased Contract without the consent of Purchaser.

2.7                               Further Conveyances and Assumptions.  From time to time following the Closing, Sellers and Purchaser will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each Seller and its Affiliates and their respective successors and assigns, the assumption of the liabilities and obligations assumed by Purchaser under this Agreement, and to otherwise make effective the Transactions; provided, that nothing in this Section 2.7 will require Purchaser or any of its Affiliates to assume any Liabilities other than the Assumed Liabilities.

III.                              CONSIDERATION; ADJUSTMENT

3.1                               Consideration.  The aggregate consideration for the Purchased Assets (the “Purchase Price”), as adjusted pursuant to and in accordance with Section 3.4, will be: (a) $95,000,000 in cash (the “Cash Amount”); plus (b) the assumption of the Assumed Liabilities.

3.2                               Purchase Price Deposit.  Sellers and Purchaser will negotiate and execute the form of Escrow Agreement within five Business Days following the Effective Date.  On the first Business Day after opening of the Escrow Account, Purchaser will deposit a sum of $9,500,000 (the “Deposit Amount”) into the Escrow Account, which will be held in the Escrow Account and will be either delivered to Purchaser or paid to the Company as follows: (a) if the Closing occurs, the Deposit Amount, less the Adjustment Escrow Amount, will be applied towards the Cash Amount payable by Purchaser pursuant to Section 3.3, (b) if this Agreement is terminated by the Company pursuant to Section 4.4(d), then the Deposit Amount will promptly be released to the Company (and such Deposit Amount will be deemed fully earned by the Company as compensation and consideration for entering into this Agreement), or (c) if this Agreement is terminated for any reason other than by Sellers pursuant to Section 4.4(d), then the Deposit Amount will promptly be released to Purchaser.

3.3                               Pre-Closing Statement; Payment of Purchase Price.

(a)                                 The Company will prepare and deliver to Purchaser not less than five Business Days prior to the Closing Date a statement (the “Closing Statement”) setting forth the Company’s good faith estimate of Net Working Capital (“Estimated Net Working Capital”), which will be calculated in accordance with and using the methodologies set forth on Schedule 1.  Sellers agree to provide reasonable access to accounting records, systems and personnel and Purchaser agrees to coordinate with Sellers to minimize disruptions to the operations.

(b)                                 At the Closing, (i) Purchaser will pay to Sellers, in immediately available funds to the account or accounts designated by the Company, (A) the Cash Amount plus (B) the amount, if any, by which Estimated Net Working Capital exceeds the Target Net Working Capital, less (C) the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital, less (D) the Deposit Amount (the “Closing Payment”) and (ii) the Deposit Amount, less the Adjustment Escrow Amount, will be released to Sellers.  Sellers and Purchaser will execute and deliver to U.S. Bank a joint instruction directing (i) payment to Sellers of an amount equal to the Deposit Amount less the Adjustment Escrow Amount and (ii) transfer to the Escrow Account a portion of the Deposit Amount equal to the Adjustment Escrow Amount.

3.4                               Post-Closing Adjustment.

(a)                                 As promptly as practicable, but in no event later than 60 days after the Closing Date, Purchaser will prepare and deliver to Sellers a statement (the “Post-Closing Statement”) setting forth Purchaser’s calculation of Net Working Capital.  The Post-Closing Statement will be prepared in accordance with and using the methodologies set forth on Schedule 1.  The Post-Closing Statement will also set forth in reasonable detail the basis for such determination as well as Purchaser’s calculation of the amount required to be paid pursuant to

Section 3.4(d).  Purchaser will provide to Sellers such additional back-up or supporting data relating to the preparation of the Post-Closing Statement and the calculation of Net Working Capital as Sellers may reasonably request and Sellers and their Representatives will be permitted to review Purchaser’s work papers and will have reasonable access to Purchaser’s personnel and relevant Representatives in connection with the preparation of the Post-Closing Statement and Purchaser’s calculation of Net Working Capital.  The Parties will not introduce different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the Net Working Capital under this paragraph from those used in Schedule 1 and the calculation of Estimated Net Working Capital.  Without limiting the foregoing, the Net Working Capital as calculated in the Post-Closing Statement will not contain any categories or types of assets or liabilities or other accounts, reserves or line items not reflected in the calculations of Net Working Capital as set forth on Schedule 1 or the Estimated Net Working Capital, respectively.  If Purchaser fails to deliver the Post-Closing Statement within 60 days following the Closing Date, then the Estimated Net Working Capital will be final, not subject to further adjustment and will be final and binding on the Parties.

(b)                                 Sellers may, within 30 days following receipt of the Post-Closing Statement, provide Purchaser with written notice (a “Dispute Notice”) of their disagreement with the calculation of Net Working Capital reflected on the Post-Closing Statement.  If no such notice is delivered to Purchaser by Sellers within such period, the Post-Closing Statement and the calculation of Net Working Capital reflected thereon will be deemed final and binding on the Parties.  A Dispute Notice will set forth Sellers’ determination of Net Working Capital in reasonable detail and the basis for such determination.  Purchaser and Sellers will endeavor in good faith to resolve any such disagreement within 15 days following the delivery by Sellers of such Dispute Notice.  Any resolution (including any partial resolution) of such a disagreement will be set forth in a writing executed by Purchaser and Sellers, and any such resolution will be final and binding on the Parties.

(c)                                  If Purchaser and Sellers are unable to completely resolve any such disagreement within the 15-day period referred to in Section 3.4(b), the unresolved issues (and only such unresolved issues) (such unresolved issues collectively, the “Dispute”) will be promptly submitted for resolution to BDO USA, LLP, or, if BDO USA, LLP is unwilling or unable to act, a recognizable, reputable and impartial certified public accounting firm that is mutually acceptable to Purchaser and Sellers (BDO USA, LLP or such other accounting firm, as applicable, the “Neutral Firm”).  The Neutral Firm will be instructed to resolve any outstanding Dispute; provided, that the Neutral Firm’s determination of any amount subject to the Dispute will be no (x) less than the lesser of the amounts claimed by Purchaser and Sellers, respectively, or (y) greater than the greater of the amounts claimed by Purchaser and Sellers, respectively.  The Parties will instruct the Neutral Firm to render its determination with respect to the entire Dispute within 30 days of the referral of the Dispute thereto, and the determination of the Neutral Firm will be final and binding upon the Parties.  The fees and expenses of the Neutral Firm will be borne by Purchaser, on the one hand, and Sellers, on the other hand, in the same proportion that the dollar amount subject to Dispute which is not resolved in favor of Purchaser and Sellers, as applicable, bears to the total dollar amount subject to the Dispute resolved by the Neutral Firm.  For illustration purposes only, if the total amount of the Dispute is $100,000, and Sellers are awarded $75,000 by the Neutral Firm, Sellers will bear 25% and Purchaser will bear 75% of the Neutral Firm’s fees and expenses.

(d)                                 Within two Business Days after the date on which Net Working Capital is finally determined pursuant to Section 3.4(b) or 3.4(c), as the case may be (“Final Net Working Capital”), Purchaser and the Company will jointly determine the amount of the Closing Payment had the Final Net Working Capital been used to calculate the Closing Payment pursuant to Section 3.3(b) (the result of such adjustments being the “Final Cash Purchase Price”).

(e)                                  If the Final Cash Purchase Price is less than the Closing Payment (the “Purchaser Adjustment Amount”), within two Business Days of the date on which the Final Cash Purchase Price is so determined, (i) Purchaser and Sellers will deliver joint instructions to U.S. Bank to deliver to Purchaser from the Escrow Account the Purchaser Adjustment Amount in cash by wire transfer of immediately available funds, (ii) if the Purchaser Adjustment Amount is more than the Adjustment Escrow Amount, then Sellers will pay Purchaser the amount of such excess in cash by wire transfer of immediately available funds, and (iii) if the Purchaser Adjustment Amount is less than the Adjustment Escrow Amount, then Purchaser and Sellers will deliver joint instructions to U.S. Bank to deliver to Seller the difference in cash by wire transfer of immediately available funds.

(f)                                   If the Closing Payment is less than the Final Cash Purchase Price (the “Sellers Adjustment Amount”), within two Business Days of the date on which the Final Cash Purchase Price is so determined, (i) Purchaser and Sellers will execute joint instructions to U.S. Bank to deliver to Sellers the Escrow Account in cash by wire transfer of immediately available funds, and (ii) Purchaser will pay Sellers the Sellers Adjustment Amount by wire transfer of immediately available funds.

(g)                                  Any payment pursuant to Section 3.4(e) or Section 3.4(f) will be treated for all Tax purposes as a purchase price adjustment, unless otherwise required by applicable Law.

(h)                                 Neither any Seller nor Purchaser will take (and each will cause its Affiliates not to take) any action with respect to the accounting books and records of the Acquired Business, or the items reflected thereon, on which the Post-Closing Statement is to be based, that would frustrate the review and adjustment procedure set forth in this Section 3.4.

3.5                               Withholding.  Notwithstanding anything in this Agreement to the contrary, Purchaser and its agents and designees will be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as any of Purchaser or its designees or agents, as applicable, are required to deduct and withhold with respect to the making of such payment under any provision of Tax Law; provided, that Purchaser will use commercially reasonable efforts to notify the recipient of the withholding obligation (other than with respect to any withholding pursuant to Section 1445 of the Code) and the amount to be withheld at least five days prior to the date such amount is payable under this Agreement and provide the recipient with a reasonable opportunity to provide any forms or documentation necessary to avoid or minimize withholding.  To the extent that amounts are so withheld and paid over to the appropriate Tax Authority, such amounts will be treated for all purposes of this

Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

IV.                               CLOSING AND TERMINATION

4.1                               Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3 hereof (or the waiver thereof by the Party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II (the “Closing”) will take place at Jones Day, 77 W. Wacker Dr. Suite 3500 Chicago, Illinois 60601 at 10:00 a.m. (Central time) on the date that is two Business Days following the satisfaction or waiver of the conditions set forth in Sections 9.1, 9.2 and 9.3 (other than conditions that by their nature are to be first satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place and time as the Parties may designate in writing.  The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

4.2                               Deliveries by Sellers.  At the Closing, Sellers will deliver to Purchaser:

(a)                                 one or more duly executed bills of sale in a form to be reasonably agreed upon by the Parties;

(b)                                 (i) one or more duly executed assignment and assumption agreements, in a form to be agreed upon by the Parties and (ii) duly executed assignments to Purchaser of the registered Trademarks and Trademark applications and registered copyrights and copyright applications included in the Purchased Intellectual Property, in each case, in a form suitable for recording in the U.S. Patent and Trademark Office (and equivalent offices in jurisdictions outside the United States) (the “Assignment and Assumption Agreements”);

(c)                                  the officer’s certificate required to be delivered pursuant to Sections 9.1(a) and 9.1(b);

(d)                                 a non-foreign affidavit from each Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance reasonably satisfactory to Purchaser and as required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that it is not a “foreign person” as defined in Section 1445 of the Code;

(e)                                  by the Seller of the Owned Real Property, a grant deed (or similar deed required in a particular jurisdiction where the Owned Real Property is located) to the Owned Real Property in recordable form, duly executed by the applicable Seller; and

(f)                                   all other deeds, endorsements, assignments, company seals, instruments of transfer and other instruments of conveyance reasonably requested by Purchaser or required to convey and assign the Purchased Assets to Purchaser and vest title therein in Purchaser free and clear of all Liens (other than those Liens created by Purchaser and Transferred Exceptions).

4.3                               Deliveries by Purchaser.  At the Closing, Purchaser will deliver to the Company:

(a)                                 the consideration specified in Section 3.1, as adjusted pursuant to Section 3.3;

(b)                                 the officer’s certificate required to be delivered pursuant to Sections 9.2(a) and 9.2(b);

(c)                                  a duly executed copy of an intellectual property license from Purchaser in a form to be agreed between Purchaser and Seller or its Affiliate;

(d)                                 a duly executed copy of the transition services agreement described in Section 8.10; and

(e)                                  all such other documents, instruments and certificates, reasonably requested by Sellers, to evidence the assumption by Purchaser of the Assumed Liabilities.

4.4                               Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)                                 by Purchaser or the Company, if:

(i)                                     the Closing has not occurred by 5:00 p.m. Central time on August 26, 2019 (the “Termination Date”), which date may be extended pursuant to Sections 4.4(c) and 4.4(d)(i); provided, however, that if the Closing has not occurred on or before the Termination Date due to a breach of any representations, warranties, covenants or agreements contained in this Agreement (A) by Purchaser that has resulted in any of the conditions set forth in Sections 9.2 or 9.3 not being satisfied by the Termination Date, then Purchaser may not terminate this Agreement pursuant to this Section 4.4(a) or (B) by any Seller that has resulted in any of the conditions set forth in Section 9.1 or 9.3 not being satisfied by the Termination Date, then the Company may not terminate this Agreement pursuant to this Section 4.4(a)(i); or

(ii)                                  the condition set forth in Section 9.3(d) shall not have been satisfied or waived by 5:00 p.m. Central time on June 12, 2019.

(b)                                 by mutual written consent of the Company and Purchaser.

(c)                                  by Purchaser; provided, that Purchaser is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Sections 9.2 or 9.3,

(i)                                     if (x) Sellers breach any representation or warranty or any covenant or agreement contained in this Agreement, (y) such breach would result in a failure of a condition set forth in Sections 9.1 or 9.3 or breach of Section 4.2 and (z) such breach has not been cured within 10 Business Days after the giving of written notice by Purchaser to the Company of such breach; provided, further, that in the event that Purchaser provides such written notice to the Company less than 10 Business Days before the Termination Date, then the Termination Date will be extended until the end of the 10 Business Day cure period set forth in this Section 4.4(c)(i); or

(ii)                                  if (x) the Stalking Horse Order and the Bidding Procedures Order are not entered by the Bankruptcy Court on or before July 8, 2019; or (y) the Approval Order is not entered by the Bankruptcy Court on or before August 12, 2019.

(d)                                 by the Company; provided, that no Seller is then in breach of any representation or warranty (but only after the Schedule Completion Date), covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Sections 9.1 or 9.3,

(i)                                     if (x) Purchaser breaches any representation or warranty or any covenant or agreement contained in this Agreement, (y) such breach would result in a failure of a condition set forth in Sections 9.2 or 9.3 or breach of Section 4.1 and (z) such breach has not been cured within 10 Business Days after the giving of written notice by the Company to Purchaser of such breach; provided, further, that in the event that the Company provides such written notice to Purchaser less than 10 Business Days before the Termination Date, then the Termination Date will be extended until the end of the 10 Business Day cure period set forth in this Section 4.4(d)(i); or

(ii)                                  if all of the conditions set forth in Sections 9.1 and 9.3 have been satisfied (other than those conditions that by their nature can only be satisfied at the Closing), Sellers have given written notice to Purchaser that they are prepared to consummate the Closing and Purchaser fails to consummate the Closing within ten Business Days after the date that the Closing should have occurred pursuant to Section 4.1.

(e)                                  by the Company or Purchaser, if there is in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that the Parties will promptly appeal and use reasonable best efforts to seek to overturn any adverse determination which is not non-appealable and pursue such appeal with reasonable diligence unless and until this Agreement is terminated pursuant to this Section 4.4.

(f)                                   automatically, upon the consummation of an Alternative Transaction, in each case subject to Purchaser’s right to payment of the Expense Reimbursement Amount and Break-Up Fee in accordance with Section 4.6.

(g)                                  by the Company or Purchaser, if the Bankruptcy Case is dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of Sellers is appointed in the Bankruptcy Case.

(h)                                 by the Company or Purchaser if the condition set forth in Section 9.3(e) shall not have been satisfied (with such satisfaction irrevocably confirmed in writing by Purchaser) or irrevocably waived by the Company and Purchaser by 5:00 p.m. Central time on the second Business Day following the later of (i) June 12, 2019 and (ii) the Schedule Completion Date; provided, however, that if as of the date of such termination, Purchaser is in breach of any representations, warranties, covenants or agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 9.2 or 9.3, then Purchaser may not terminate this Agreement pursuant to this Section 4.4(h).

4.5                               Procedure Upon Termination.  In the event of termination pursuant to Section 4.4 (other than Section 4.4(f), under which termination will take place automatically), the terminating Party will give written notice thereof to the other Party or Parties, and this Agreement will terminate as described in Section 4.6, and the purchase of the Purchased Assets and assumption of the Assumed Liabilities hereunder will be abandoned, without further action by Purchaser or any Seller.

4.6                               Effect of Termination; Expense Reimbursement Amount; Break-Up Fee.

(a)                                 In the event that this Agreement is terminated as provided herein, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and there will be no Liability or obligation on Purchaser, any Seller or any of their respective Representatives, except as specifically set forth in this Section 4.6; provided, however, that the provisions of Section 3.2, this Section 4.6, and Article XI (other than Section 11.3) and, to the extent necessary to effectuate the foregoing enumerated provisions, Article I, will survive any such termination and will be enforceable hereunder; provided, further, that nothing in this Section 4.6 will be deemed to release any Party from Liability for any breach of this Agreement prior to termination and nothing in this Section 4.6 will be deemed to interfere with Sellers’ rights to retain the Deposit Amount or Sellers’ obligation to return the Deposit Amount to Purchaser, in each case as provided in Section 3.2.

(b)                                 Notwithstanding Section 4.6(a), (i) if this Agreement is terminated other than pursuant to Sections 4.4(a)(ii), 4.4(b), 4.4(d), 4.4(f) or 4.4(h) and (ii) at the time of such termination, Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 9.2 or 9.3, then Sellers will pay the Expense Reimbursement Amount to Purchaser by wire transfer of immediately available funds, without further order of the Bankruptcy Court, within three Business Days following such termination of this Agreement.

(c)                                  Notwithstanding Section 4.6(a), (i) if this Agreement is terminated pursuant to Section 4.4(f) and (ii) at the time of such termination, Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 9.2 or 9.3, then Sellers will pay the Break-Up Fee to Purchaser by wire transfer of immediately available funds, without further order of the Bankruptcy Court, concurrently with the consummation of any Alternative Transaction.

(d)                                 Sellers will pay the Expense Reimbursement Amount to Purchaser by wire transfer of immediately available funds, without further order of the Bankruptcy Court, within three Business Days following the execution by the Sellers of a definitive agreement for an Alternative Transaction (including entry into a plan support agreement or filing a plan of reorganization before the Termination Date) or approval by the Bankruptcy Court of an Alternative Transaction.

(e)                                  The obligation of Sellers to pay the Expense Reimbursement Amount and the Break-Up Fee is subject to approval by the Bankruptcy Court as part of the Stalking Horse Order and/or Bidding Procedures Order and shall survive the termination of this Agreement.

V.                                    REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules, only effective as of the Schedule Completion Date, or in the Company SEC Documents (other than any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other similar disclosures included therein, in each case, to the extent such disclosures are primarily predictive or forward-looking in nature and do not consist of statements of present fact) filed prior to the date of this Agreement, as of the Schedule Completion Date (other than Section 5.1 and Section 5.2, which are made as of the date hereof), Sellers hereby represent and warrant to Purchaser that:

5.1                               Organization and Good Standing.  Each Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and, subject to any limitations that may be imposed on such Seller as a result of filing a petition for relief under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

5.2                               Authorization of Agreement.  Subject to entry of the Approval Order, as applicable, each Seller has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder.  The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the Transactions have been duly authorized by all requisite corporate or similar action on the part of each Seller.  This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly and validly executed and delivered, by the applicable Seller and (assuming the due authorization, execution and delivery by the other Parties and the entry of the Approval Order) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of each applicable Seller enforceable against such Seller in accordance with its respective terms, subject to equitable principles of general applicability (whether considered in a proceeding at law or in equity).

5.3                               No Violation.  Except as set forth in Schedule 5.3 and assuming (i) the accuracy of Purchaser’s representations and warranties set forth in Article VI, (ii) the making of the notices, reports and filings and the obtaining of consents and approvals referred to in Section 5.4 of this Agreement and Schedule 5.4, and (iii) the Approval Order is entered, neither the execution and delivery of this Agreement and the other documents to be delivered pursuant to this Agreement to which any Seller is a party, nor the performance by Sellers of their respective obligations hereunder and thereunder, nor the consummation by Sellers of the transactions contemplated hereby and thereby, do or will (a) violate, conflict with or result in any breach of any provision of the certificate of incorporation or formation, bylaws, operating agreement or other organizational document of any Seller, (b) violate, conflict with or result in a violation or breach of or default under (either immediately or upon notice, lapse of time or both), or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any Purchased Contract to which any Seller is a party in a manner that would give rise to any right of termination, cancellation or result in the acceleration of any material obligation under any Purchased Contract, or (c) violate any Law applicable to any such Seller or by which any of the Purchased Assets or the Assumed Liabilities is subject, except, in the case of clauses (b) and (c), for any such violation, conflict, breach, default, acceleration, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.4                               Governmental Consents.  Except as set forth on Schedule 5.4 and except to the extent not required if the Approval Order is entered, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which any Seller is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the Transactions or the taking by Sellers of any other action contemplated hereby or thereby (with or without notice or lapse of time, or both), except for (a) the entry of the Approval Order and (b) immaterial consents, waivers, approvals, Orders, authorizations, declarations, filings and notifications.

5.5                               Title to Purchased Assets.  Except as set forth on Schedule 5.5, subject to Section 2.7 and (a) bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally, and (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity), Sellers have good and valid title to, or in the case of leased assets, have good and valid leasehold interests in, the Purchased Assets free and clear of all Liens (other than Transferred Exceptions) and, at the Closing, Purchaser will be vested with good and valid title to, or in the case of leased assets, good and valid leasehold interest in, such Purchased Assets, free and clear of all Liens (other than Transferred Exceptions) and Excluded Liabilities, to the fullest extent permissible under Law, including Section 363(f) of the Bankruptcy Code.

5.6                               Validity of Purchased Contracts.

(a)                                 Schedule 5.6(a) sets forth a true, complete and accurate list, as of the Schedule Completion Date hereof and as of the Closing Date (provided, that Sellers will be permitted to deliver the copy of Schedule 5.6(a) as of the Closing Date up until the date that is five Business Days prior to the Closing) of all Contracts to which any Seller is a party that are (i) related in any material respect to the license (by or to any Seller) of, the use by any third party of, or the rights of any third party with respect to, the Purchased Intellectual Property or (ii) material to the Acquired Business, which list includes with respect to each such Contract the Cure Costs that would be included in the applicable notice to the non-debtor counterparty if such Contract were a Purchased Contract.  A true and correct copy of each such Contract has been provided to Purchaser.

(b)                                 Each Purchased Contract is in full force and effect and is a valid and binding obligation of Seller party thereto and, to the Knowledge of Sellers, the other parties thereto in accordance with its terms and conditions, except as such validity and enforceability may be limited by (a) bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally, (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity), and (c) the obligation to pay Cure Costs (if any) under Section 2.5.  As of the Schedule Completion Date, no Seller has Knowledge of the intention of any third party to terminate any Purchased Contract.  As of the Schedule Completion Date, to the Knowledge of Sellers, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default under or a violation of any such Purchased Contract or would cause the acceleration of any obligation of any Seller or the creation of a Lien upon any Purchased Asset, except for such events that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.7                               Litigation.  Except for Legal Proceedings that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, as of the Schedule Completion Date, there are no Legal Proceedings or Orders pending or, to the Knowledge of Sellers, threatened against any Seller that involves or relates to the Acquired Business, any of the Transactions, or affects any of the Purchased Assets.

5.8                               Compliance with Laws.  Sellers are and, since June 30, 2016, have been in compliance with all applicable Laws and Orders, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.  Sellers hold all governmental licenses, authorizations, permits, consents and approvals necessary for the operation of the Acquired Business as presently conducted, taken as a whole (the “Company Permits”), except where such failure would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.  Sellers are in compliance with the terms of the Company Permits, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.9                               Employee Compensation and Benefit Plans; ERISA.

(a)                                 As used herein, the term “Company Plan” will mean each material “employee benefit plan” (within the meaning of Section 3(3) ERISA) and each other material equity incentive, compensation, severance, employment, company stock plan, change-in-control, retention, fringe benefit, bonus, incentive, savings, retirement, deferred compensation or other Benefit Plan, agreement, program, policy or Contract, whether or not subject to ERISA, in each case other than a “multiemployer plan,” as defined in Section 3(37) of ERISA, under which any current or former employee, officer, director, contractor (who is a natural Person) or consultant (who is a natural Person) of Sellers has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by Sellers.

(b)                                 Except as would not, individually or in the aggregate, have a Seller Material Adverse Effect:

(i)                                     Each Company Plan is in material compliance with all applicable Laws, including ERISA and the Code.

(ii)                                  Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter to that effect from the IRS and, to the Knowledge of Sellers, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination or opinion.

(iii)                               To the Knowledge of Sellers, no condition exists that is reasonably likely to subject Sellers to any direct or indirect liability under Title IV of ERISA.

(iv)                              No Legal Proceeding (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of Sellers, threatened with respect to any Company Plan.

5.10                        Labor and Employment Matters.

(a)                                 Labor Matters.  Except as would not have, individually or in the aggregate, a Seller Material Adverse Effect:

(i)                                     None of Sellers are party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, trade union or labor organization.  Other than as required by operation of applicable Law, no employees of Sellers are represented by any labor union, trade union or labor organization with respect to their employment with Sellers.  No labor union, trade union, labor organization or group of employees of Sellers has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other Governmental Body.  To the Knowledge of Sellers, there are no organizing activities with respect to any employees of Sellers.  There has been no actual or, to the Knowledge of Sellers, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting Sellers.  None of Sellers are engaged in, or since December 31, 2016 have engaged in, any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.

(ii)                                  None of Sellers have received since December 31, 2016 any written notice of intent by any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation relating to Sellers and, to the Knowledge of Sellers, no such investigation is in progress.

(iii)                               Except as set forth on Schedule 5.10(a)(iii), none of Sellers have effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (or any similar state or local law, the “WARN Act”)) in connection with the Acquired Business; or (ii) a “mass layoff” (as defined in the WARN Act) of individuals employed at or who primarily provided service to the Acquired Business.

The Sellers have heretofore made available to Purchaser a true and complete list of layoffs, by location, implemented by the Sellers or any of their Subsidiaries in the 90-day period preceding the Closing Date at any location employing any individuals employed by the Acquired Business.

(b)                                 Personnel Matters.

(i)                                     Sellers have provided to Purchaser an accurate and complete list of the names, job classifications, dates of hire, base compensation, and any supplemental or bonus compensation (including any retention bonus arrangements) for all salaried Business Employees.

(ii)                                  To the Knowledge of Sellers and except as to matters which would not reasonably be expected to have a Seller Material Adverse Effect, all Sellers are currently complying and have for the past five years complied with all Laws and Orders of any Governmental Body relating to, touching upon or concerning the employment of the Business Employees, including relating to the hiring, firing and treatment of employees, or any legal obligation or duty regarding employment practices, terms and conditions of employment, equal opportunity, non-discrimination, discharge, immigration, anti-harassment, anti-retaliation, whistle blowing, compensation, wages, overtime payments, hours, benefits, collective bargaining, income tax withholding, the payment of Social Security and other similar Taxes, pension plans, the modification or termination of Benefit Plans and retiree health insurance plans, policies, programs, agreements, occupational safety and health, workers compensation or other similar benefits and payments on account of occupational illness and injuries, employment Contracts, collective bargaining agreements, grievances originating under the collective bargaining agreements, wrongful discharge, torts such as invasion of privacy, infliction of emotional distress, defamation, and slander (collectively, “Employment Laws”).

(iii)                               To the Knowledge of Sellers, there are no threatened or pending charges, complaints, demands, lawsuits, or petitions against, or investigations being conducted of any Sellers concerning or relating to any alleged violations of, or failure to comply with, any Employment Laws, except for such matters that would not reasonably be expected to have a Seller Material Adverse Effect.

5.11                        Intellectual Property.

(a)                                 Intellectual Property.  Except as set forth on Schedule 5.11(a), to the Knowledge of Sellers, (a) Sellers own all right, title and interest in, or has the right to use, pursuant to a license or otherwise, all Intellectual Property required to operate the Acquired Business as presently conducted, in each case, (i) free and clear of all Liens except Transferred Exceptions, and (ii) other than non-exclusive licenses of, or covenants with respect to, Intellectual Property granted in the Ordinary Course of Business, and (b) as of the Schedule Completion Date, there are no pending, and Sellers have not received, since December 31, 2016, any written notice of any actual or threatened Legal Proceedings alleging a violation, misappropriation or infringement of the Intellectual Property of any other Person by Sellers except for any of the foregoing that have since been resolved except as would not reasonably be expected to result in a Seller Material Adverse Effect.

(b)                                 Trademarks.

(i)                                     Schedule 5.11(b)(i) contains a complete and accurate list of all registered, and as of the Schedule Completion Date pending applications for, Trademarks included in the Purchased Intellectual Property, including for each the applicable trademark or service mark, application numbers, filing dates, trademark registration numbers and registration dates, as applicable.

(ii)                                  Except as set forth on Schedule 5.11(b)(ii), all of the registered Trademarks included in the Purchased Intellectual Property are subsisting and in full force and effect.  To the Knowledge of Sellers, each of the United States registered Trademarks included in the Purchased Intellectual Property for which filings based on continuous use have been made by a Seller have been in continuous use in the United States or had been in continuous use in the United States at the time such filings were made.  Except as set forth in Schedule 5.11(b)(ii), none of the trademark registrations included in the Purchased Intellectual Property (for Purchased Intellectual Property owned by Sellers) are subject to any maintenance fees or renewal actions from the Schedule Completion Date to September 30, 2019.

(iii)                               No Trademark included in the Purchased Intellectual Property has been or is now the subject of in any opposition, invalidation or cancellation proceeding, in each case which is pending and unresolved, and, to the Knowledge of Sellers, no such action is threatened in each case, except as would not reasonably be expected to result in a Seller Material Adverse Effect.

(c)                                  Copyrights.

(i)                                     Schedule 5.11(c) contains a complete and accurate list of all registered copyrights owned by Sellers and included in the Purchased Intellectual Property, including title, registration number and registration date.

(ii)                                  All of such registered copyrights included in the Purchased Intellectual Property are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to result in a Seller Material Adverse Effect.

(iii)                               To the Knowledge of Sellers, all works encompassed by the U.S. registered copyrights included in the Purchased Intellectual Property have been marked with the copyright notice to the extent required by applicable Law.

(d)                                 Patents.

(i)                                     Schedule 5.11(d) contains a complete and accurate list of all issued patents included in the Purchased Intellectual Property, including title, patent number and issuance date.

(ii)                                  All of the issued patents included in the Purchased Intellectual Property are subsisting and in full force and effect except where the failure to be in full force and effect would not reasonably be expected to result in a Seller Material Adverse Effect.  Except as set forth in Schedule 5.11(d), none of the issued patents included in the Purchased Intellectual Property are subject to any maintenance fees or renewal actions in the 90 days after the Schedule Completion Date.

(e)                                  To the Knowledge of Sellers, except as set forth on Schedule 5.11(e), all registered or issued Purchased Intellectual Property that is material to the Acquired Business is valid and enforceable.

(f)                                   Except as set forth on Schedule 5.11(f), to the Knowledge of Sellers, during the past three years, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Purchased Intellectual Property that is material to the Acquired Business by any third party.

(g)                                  During the past three years, Sellers have not brought any actions or lawsuits alleging: (i) infringement, misappropriation or other violation of any of the Purchased Intellectual Property; or (ii) breach of any agreement authorizing another party to use the Purchased Intellectual Property.  Except as set forth on Schedule 5.11(g), to the Knowledge of Sellers, there do not exist any facts or dispute, including any claim or threatened claim, that could form the basis of any such action or lawsuit.  Sellers have not entered into any Contract granting any third party the right to bring infringement actions with respect to any of the Purchased Intellectual Property that will survive the Closing.

(h)                                 To the Knowledge of Sellers, there is no pending dispute, including any claim or threatened claim, with respect to the Purchased Intellectual Property:

(i)                                     contesting the right of Sellers to use, exercise, sell, license, transfer or dispose of any of the Purchased Intellectual Property or any Acquired Business products or services; or

(ii)                                  challenging the ownership, validity or enforceability of any of the Purchased Intellectual Property.  No Purchased Intellectual Property that is material to the Acquired Business is subject to any outstanding Order, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer or conveyance thereof by Sellers.

(i)                                     Schedule 5.11(i) contains a listing of all Contracts to which Sellers are a party and pursuant to which any third party is licensed to use any Purchased Intellectual Property material to the Acquired Business, other than Contracts (e.g., information technology, e-commerce, marketing) entered into in the Ordinary Course of Business pursuant to which Purchased Intellectual Property is licensed to any counterparty to such Contracts in the performance of such counterparty’s services to Sellers and/or their Subsidiaries thereunder.  Schedule 5.11(i) also contains a listing of all Contracts to which Sellers are a party that relates to the settlement of any claims related to the Purchased Intellectual Property (such as a co-existence agreement).  To the Knowledge of Sellers, except in connection with the Bankruptcy Case, there is no pending dispute, including any claim or threatened claim or the existence of any facts, indicating that Sellers or any other party thereto is in breach of any terms or conditions of such Contracts.

(j)                                    Except as set forth on Schedule 5.11(j), to the Knowledge of Sellers, the operation and conduct of the Acquired Business as currently conducted by Sellers, including the marketing, license, sale or use of any products or services anywhere in the world in connection with the Acquired Business has not, in the last three years, and does not as of the Closing Date, (i) violate in any material respect any license or agreement with any third party to which a Seller is bound; or (ii) infringe, misappropriate or violate in any material respect any Intellectual Property right of any third party.  None of Sellers have any liability for, and have not given indemnification for, Intellectual Property infringement to any third-party.  To the Knowledge of Sellers, there is no dispute, including any claim or threatened claim or the existence of any facts, to the effect that the marketing, license, sale or use of any product or service of the Acquired Business as currently conducted by Sellers infringes, misappropriates or otherwise violates any Intellectual Property of any third party or violates any license or agreement with any third party to which a Seller is bound.  Except as would not reasonably be expected to result in a Seller Material Adverse Effect, Sellers have not received service of process or been charged in writing as a defendant, in the last three years, in any claim, suit, action or proceeding that alleges that any of the Purchased Intellectual Property infringes any Intellectual Property right of any third party, which has not been finally adjudicated prior to the Closing Date.

(k)                                 Except as set forth in Schedule 5.5 or Schedule 5.11, Sellers have the full right, power and authority to sell, assign, transfer and convey all of their right, title and interest in and to the Purchased Intellectual Property to Purchaser, and upon Closing, Purchaser will acquire from Sellers good and marketable title to the Purchased Intellectual Property, free of Liens (other than Transferred Exceptions), other than non-exclusive licenses of, or covenants with respect to, the Purchased Intellectual Property granted in the Ordinary Course of Business.

(l)                                     No domain names included in the Purchased Intellectual Property have been, during the past three years, or are now involved in any dispute, opposition, invalidation or cancellation proceeding and, to the Knowledge of Sellers, no such action is threatened with respect to any domain names included in the Purchased Intellectual Property.

5.12                        Financial Advisors.  Sellers have not incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or Transactions for which Purchaser is or will become liable.

5.13                        Taxes.

(a)                                 Each Seller has timely and properly filed (or had timely and properly filed on its behalf) all material Tax Returns (each, a “Seller Return”) that it was required to file in respect of the Purchased Assets or the Acquired Business and all such Seller Returns were accurate, correct and complete in all material respects.  Other than as excused or prohibited from being paid as a result of the Bankruptcy Code or the Bankruptcy Court, with respect to the Purchased Assets and the Acquired Business, each Seller has paid (or had paid on its behalf) all material Taxes for which such Seller may be liable for (whether or not shown on any Seller Return) with respect or relating to the Purchased Assets or the Acquired Business or pursuant to any assessment received by such Seller from any Tax Authority for any Pre-Closing Tax Period.  Other than as excused or prohibited from being withheld, collected or paid as a result of the Bankruptcy Code or the Bankruptcy Court, all material Taxes that each Seller is or was required by Law to withhold or collect with respect to the Purchased Assets and the Acquired Business have been duly withheld or collected and, to the extent required, have been paid or will be paid to the proper Tax Authority or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the applicable Seller.  No claim has ever been made in writing by a Tax Authority in a jurisdiction where any Seller has never paid Taxes or filed Tax Returns asserting that such Seller, with respect to the Acquired Business or Purchased Assets, is or may be subject to Taxes assessed by such jurisdiction.

(b)                                 There are no pending, proposed in writing or threatened in writing Legal Proceedings with respect to any Taxes payable by or asserted against any Seller related to the Purchased Assets or the Acquired Business and all material deficiencies asserted or assessments made as a result of any examination of the Seller Returns have been paid in full.

(c)                                  No Seller is currently the beneficiary of any extension of time within which to file any Tax Return required to be filed in respect of the Acquired Business or the Purchased Assets (other than automatic extensions of time to file Tax Returns obtained in the Ordinary Course of Business)

(d)                                 There are no outstanding (i) agreements or waivers that would extend the statutory period in which a Tax Authority may assess or collect a Tax related to the Purchased Assets or the Acquired Business or (ii) requests to waive any such statutory period.

(e)                                  There are no Liens with respect to Taxes (other than Transferred Exceptions and Liens that will be released by the Approval Order) upon the Purchased Assets or the Acquired Business.

(f)                                   No Seller is a party to any Tax indemnity, Tax allocation or Tax sharing agreement, other than any such agreement entered into in the Ordinary Course of Business the principal purpose of which is not related to Tax, that could result in a Lien upon the Purchased Assets or the Acquired Business.

(g)                                  There are no Tax rulings, requests for rulings or closing agreements relating to the Acquired Business or the Purchased Assets.

5.14                        Environmental Matters.  Except as would not reasonably be expected to result in a Seller Material Adverse Effect, (a) Sellers are in compliance in all material respects with all Environmental Laws applicable to the ownership of the Purchased Assets and the operation of the Acquired Business, (b) no Seller has received any unresolved notice from any Governmental Body asserting or alleging any material violation by any Seller of, or material Liability of any Seller under, Environmental Laws with respect to the Purchased Assets or Assumed Liabilities and (c) no Seller is subject to an outstanding Order or pending Legal Proceeding, in each case under Environmental Laws, with respect to the Purchased Assets or Assumed Liabilities.

5.15        Real Property.

(a)           Owned Real Property.  Sellers have made available to Purchaser copies of the deeds and other instruments (as recorded) by which the applicable Seller acquired the Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Sellers with respect to the Owned Real Property.  With respect to the Owned Real Property and except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect:

(i)            Florists’ Transworld Delivery, Inc. has good and fee simple title, free and clear of all Liens, except Transferred Exceptions;

(ii)           No Seller nor any Affiliate of a Seller has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii)          there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)           Leased Real Property.  Schedule 5.15(b) sets forth a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which any Seller holds any Leased Real Property (collectively, the “Leases”).  Seller has made available to Purchaser a true and complete copy of each Lease.  With respect to each Lease and except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect:

(i)            such Lease is valid, binding, enforceable and in full force and effect, except as such validity and enforceability may be limited by (A) bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally, and (B) equitable principles of general applicability (whether considered in a proceeding at law or in equity), and the applicable Seller party thereto enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)           The applicable Seller party thereto is not in material breach or default under such Lease, and to Sellers’ Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default;

(iii)          No Seller has received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in material default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)          No Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(v)           No Seller has pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, no Seller has received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, or (ii) existing, pending or threatened condemnation proceedings affecting the Real Property.  In the past three years neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

5.16        Absence of Certain Changes.  Except as set forth in Schedule 5.16, since December 31, 2018 until the date hereof, (a) there has not been any Seller Material Adverse Effect, and (b) except for the (i) solicitation of, discussions and negotiations with, presentations and provision of other diligence to and similar engagement with other potential bidders for the Purchased Assets, and the negotiation and execution of this Agreement and (ii) preparation and commencement of the Bankruptcy Case and Sellers’ debtor-in-possession financing in the Bankruptcy Case, the Acquired Business has been conducted, and the Purchased Assets and the Assumed Liabilities have been used in the Ordinary Course of Business.

5.17        Data Privacy.  Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, in connection with its collection, storage, transfer (including transfer across national borders) and/or use of any personally identifiable information from any individuals, including any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), (a) each Seller is in material compliance with all applicable Laws in all relevant jurisdictions, (b) each Seller has commercially reasonable physical, technical, organizational and administrative security measures in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure in accordance with applicable Law, and (c) to the Knowledge of Sellers, there has been no security breach relating to, or unauthorized access of, personal information in the possession or custody of any Seller.

5.18        Foreign Corrupt Practices Act.  In the past three years, no Seller nor any of Sellers’ directors, officers or, to the Knowledge of Sellers, Business Employees or any agents acting on behalf of the Acquired Business have, directly or knowingly indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Body, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist any Acquired Business in obtaining or retaining business for or with, or directing business to, any Person.  In the past three years, no Seller nor any of its directors, officers nor, to the Knowledge of Sellers, Business Employees or any agents acting on behalf of Sellers have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation prohibiting bribery or corruption.  Each Seller further represents that it maintains, and has caused each of its Subsidiaries to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) reasonably designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law.  No Seller, or, to Knowledge of Sellers, any of its officers, directors or Business Employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption Law.

5.19        International Trade.  Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, no Sellers, nor any of their respective officers, directors or Business Employees, nor to the Knowledge of Sellers, any agent or other third party Representative acting on behalf of the Acquired Business, is currently, or has been in the last three years: (a) a Sanctioned Person, (b) organized, resident or located in a Sanctioned Country, (c) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, (d) engaging in any export, reexport, transfer or provision of any goods, Software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, or (e) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service.

5.20        Transactions With Affiliates.  No counterparty to any Purchased Contract is an Affiliate, directly or indirectly, of Sellers.

5.21        No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), none of Sellers nor any other Person makes any other express or implied representation or warranty with respect to Sellers, the Purchased Assets, the Assumed Liabilities or the Transactions, and each Seller disclaims any other representations or warranties, whether made by Sellers, any Affiliate of Sellers, or any of Sellers’ or their Affiliates’ respective Representatives.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), each Seller (a) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any Representative of Sellers or any of its Affiliates).  Sellers make no representations or warranties to Purchaser regarding the probable success or profitability of the Acquired Business, the Purchased Assets or the use thereof.  The disclosure of any matter or item in any Schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter could result in a Seller Material Adverse Effect.

VI.          REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Schedules from Purchaser, dated as of the date hereof, Purchaser hereby represents and warrants to Sellers that:

6.1          Organization and Good Standing.  Purchaser is a limited liability company organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the Transactions.  Purchaser is not in violation of its organizational or governing documents.

6.2          Authorization of Agreement.  Purchaser has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Purchaser of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the board of directors of Purchaser, and no other action on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions.  This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery of this Agreement by Sellers, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to equitable principles of general applicability (whether considered in a proceeding at law or in equity).

6.3          Consents and Approvals; No Violations.

(a)           The execution, delivery and performance of this Agreement by Purchaser and the consummation Purchaser of the Transactions do not and will not (i) conflict with or violate the certificate of incorporation or bylaws (or similar organizational documents) of Purchaser, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) of this Section have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable Purchaser or by which Purchaser or any of its respective properties are bound, or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Purchaser is a party or by which Purchaser or any of its respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent or materially impair the ability of Purchaser to consummate the Transactions.

(b)           The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the Transactions do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for (i) the applicable requirements, if any, of the Exchange Act and state securities, takeover and “blue sky” Laws, (ii) the applicable requirements of the HSR Act and any foreign antitrust Laws, if applicable, and (iii)  any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not impair the ability of Purchaser to consummate the Transactions.

6.4          Financial Capability.  As of the Closing, Purchaser will have sufficient funds available to it in cash to pay or cause to be paid the Purchase Price and the fees and expenses required to be paid by Purchaser in connection with the Transactions, and to effect the Transactions.  Upon the consummation of the Transactions, (a) Purchaser will not be insolvent as defined in Section 101 of the Bankruptcy Code, (b) Purchaser will not be left with unreasonably small capital, (c) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature, and (d) the capital of Purchaser will not be impaired.

6.5          Condition of the Purchased Assets.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article V (as modified by the Schedules hereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets are being transferred on a “where is” and, as to condition, “as is” basis.  Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Purchased Assets and, in making the determination to proceed with the Transactions, Purchaser has relied on the results of its own independent investigation.

6.6          Exclusivity of Representations and Warranties.  Purchaser acknowledges that except for the representations and warranties made by Sellers in Article V, none of Sellers make (and neither Purchaser or any other Person has relied upon) any representations or warranties on behalf of Sellers.  Purchaser further agrees that neither Sellers nor any other Person will have or be subject to any liability or indemnification obligation to Purchaser or any other Person resulting from the distribution to Purchaser, Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser in certain “data rooms” or management presentations in expectation of the Transactions.  For the avoidance of doubt, Purchaser acknowledges that neither Sellers nor any of their Representatives make any express or implied representation or warranty with respect to “Confidential Information” as defined in the Confidentiality Agreement.  Purchaser acknowledges and agrees that it (a) has had an opportunity to discuss the business of Sellers with the management of Sellers, (b) has had sufficient access to (i) the books and records of Sellers and (ii) the electronic data room maintained by Sellers for purposes of the Transactions, (c) has been afforded the opportunity to ask questions of and receive answers from officers and other key employees of Sellers and (d) has conducted its own independent investigation of the Acquired Business and the Transactions, and has not relied on any representation, warranty or other statement by any Person on behalf of Sellers, other than the representations and warranties of Sellers expressly contained in Article V, and that all other representations and warranties are specifically disclaimed.  In connection with any investigation by Purchaser of Sellers or the Acquired Business, Purchaser has received or may receive from Sellers or its other Representatives on behalf of Sellers certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications.  Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to Purchaser (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Purchaser will have no claim against Sellers or any other Person with respect thereto.  Accordingly, Purchaser acknowledges that neither Sellers nor any other Person on behalf of the Sellers make (and neither Purchaser or any other Person has relied upon) any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).  Nothing contained in this Agreement shall limit Purchaser’s ability to rely on the representations and warranties made by Sellers in Article V and to bring a claim for fraud by Sellers against the Purchaser.

VII.         BANKRUPTCY COURT MATTERS

7.1          Submission for Bankruptcy Court Approval.  As promptly as practicable after the execution of this Agreement, Sellers will file with the Bankruptcy Court a motion (the “Sale Motion”) seeking (a) entry of an Order authorizing the observance and performance of the terms of Sections 4.6(b), 4.6(c), 4.6(d) and 4.6(e) by Sellers and Purchaser (the “Stalking Horse Order”) and (b) the Approval Order, including the approval of this Agreement and the sale of the Purchased Assets to Purchaser on the terms and conditions hereof if determined to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order.  Such motion must be reasonably acceptable to Purchaser.

7.2          Bankruptcy Process.

(a)           Sellers and Purchaser acknowledge and agree that this Agreement, the sale of the Purchased Assets and the Transactions are subject to higher or otherwise better bids (in accordance with the Bidding Procedures Order) and Bankruptcy Court approval.  Purchaser and Sellers acknowledge that Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best offer for the Purchased Assets, including giving notice thereof to the creditors of Sellers and other interested parties, providing information about Sellers’ business to prospective bidders, entertaining higher or otherwise better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Purchased Assets, conducting an auction in accordance with the Bidding Procedures Order.

(b)           The bidding procedures to be employed with respect to this Agreement and any auction will be those reflected in the Bidding Procedures Order.  Purchaser agrees and acknowledges that (i) prior to the entry of the Bidding Procedures Order, Sellers and their Affiliates will be permitted, and will be permitted to cause their Representatives, to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, respond to any unsolicited inquiries, proposals or offers submitted by, supply information relating to the Business and the Purchased Assets to prospective bidders, and enter into any discussions or negotiations regarding any of the foregoing with, any Person (in addition to Purchaser and its Affiliates, agents and Representatives); and (ii) following the Bankruptcy Court’s approval of the Bidding Procedures Order, the marketing activities described in the preceding sentence shall all occur in accordance with the bidding procedures set forth in the Bidding Procedures Order.

(c)           Purchaser will provide adequate evidence and assurance under the Bankruptcy Code of the future performance by Purchaser of each Purchased Contract.  Purchaser will, and will cause its Affiliates to, reasonably promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Purchased Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Purchaser’s Representatives available to testify before the Bankruptcy Court.

(d)           If this Agreement and the sale of the Purchased Assets to Purchaser on the terms and conditions hereof are determined to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order, Purchaser and Sellers agree to use commercially reasonable efforts to cause the Bankruptcy Court to enter the Approval Order.

(e)           Sellers covenant and agree that if the Approval Order is entered, the terms of any plan submitted by Sellers to the Bankruptcy Court for confirmation will not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of Purchaser hereunder, or in any way prevent or interfere with the consummation or performance of the Transactions including any transaction that is contemplated by or approved pursuant to the Approval Order.

(f)            If the Approval Order or any other orders of the Bankruptcy Court relating to this Agreement are appealed or petition for certiorari or motion for rehearing or reargument is filed with respect thereto, Sellers agree to take all action as may be commercially reasonable and appropriate to defend against such appeal, petition or motion and Purchaser agrees to cooperate in such efforts and each Party agrees to use its commercially reasonable efforts to obtain an expedited resolution of such appeal; provided, that the absence of an appeal of the Approval Order will not be a condition to any Party’s obligation to consummate the Transactions at the Closing.

(g)           For the avoidance of doubt, nothing in this Agreement will restrict Sellers or their Affiliates from selling, disposing of or otherwise transferring any Excluded Assets or from settling, delegating or otherwise transferring any Excluded Liabilities, or from entering into discussions or agreements with respect to the foregoing.

7.3          Additional Bankruptcy Matters.  From and after the date of this Agreement and until the Closing Date (or any earlier date from and after any deadline for other potential purchasers to submit bids for the Purchased Assets if this Agreement is determined not to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order), to the extent reasonably practicable, Sellers will deliver to Purchaser drafts of any and all material pleadings, motions, notices, statements, applications, schedules, reports and other papers to be filed or submitted by Sellers in connection with this Agreement for Purchaser’s prior review.  Sellers will make reasonable efforts to consult and cooperate with Purchaser regarding (a) any such pleadings, motions, notices, statements, applications, schedules, reports or other papers, (b) any discovery taken in connection with the motions seeking approval of the Bidding Procedures Order, Stalking Horse Order or Approval Order (including, without limitation, any depositions) and (c) any hearing relating to the Stalking Horse Order, the Bidding Procedures Order or

Approval Order, including, without limitation, the submission of any evidence, including witnesses testimony, in connection with such hearing.

VIII.       COVENANTS

8.1          Access to Information.  From the Effective Date through the Closing Date, Purchaser will be entitled, through its Representatives, to make such investigation of the Purchased Assets and the Assumed Liabilities as it reasonably requests.  Any such investigation and examination will be conducted upon reasonable advance notice and under reasonable circumstances, will occur only during normal business hours and will be subject to restrictions under applicable Law.  Sellers will direct their respective Representatives to cooperate with Purchaser and Purchaser’s Representatives in connection with such investigation and examination, and Purchaser and its Representatives will cooperate with Sellers and their Representatives.  Notwithstanding anything herein to the contrary, no such investigation or examination will be permitted to the extent that it would require Sellers to disclose information that would cause material competitive harm to a Seller or would violate attorney-client privilege.  No investigation by Purchaser will affect or be deemed to modify any of the representations, warranties, covenants or agreements of Sellers contained in this Agreement.

8.2          Actions Pending the Closing.  Except (a) as required by applicable Law or by order of the Bankruptcy Court, (b) as otherwise expressly contemplated by this Agreement, or (c) with the prior written consent of Purchaser, during the period from the Effective Date to and through the Closing Date, Sellers will (taking into account the commencement of the Bankruptcy Cases, the anticipated sale, liquidation and shut-down of operations of Sellers other than the Acquired Business and other changes, facts and circumstances that customarily result from the events leading up to and following the commencement of bankruptcy proceedings) operate the Acquired Business in the Ordinary Course of Business.  Without limiting the generality of the foregoing, Sellers will: (i) use reasonable best efforts, in consultation with Purchaser and its advisors, to maintain and preserve the relationships of the Acquired Business with the members of the Florist Network, vendors, suppliers, and others having material business relationships with the Acquired Business, (ii) maintain the Purchased Assets in their current condition, ordinary wear and tear excepted (and excluding sales of inventory in the Ordinary Course of Business); (iii) not materially amend, modify, terminate, let lapse (other than the expiration of a contract pursuant to its terms) or waive any rights under, or create any Lien with respect to, any of the Purchased Contracts; (iv) use reasonable best efforts, in consultation with Purchaser and its advisors, to defend and protect the Purchased Assets from deterioration; (v) comply with applicable Laws with respect to the Purchased Assets in all material respects; (vi) enforce contractual obligations under the Purchased Contracts, and not voluntarily amend or terminate any Purchased Contract, (vii) not waive, release, assign, settle or compromise any material claim, litigation or arbitration to the extent relating to the Acquired Business that will bind Purchaser after the Closing Date; (viii) not make any loans or material advances related to the Acquired Business that would be Assumed Liabilities; (ix) not enter into any Contract that limits or restricts the conduct or operations of the Acquired Business; and (x) not enter into any agreement or commitment to take any action prohibited by this Section 8.2.

8.3          Payables.  The Sellers shall make all payments in respect of payables of the Acquired Business (including rent payments, sales Taxes, payments to Business Employees and payments to the Florist Network) due or arising after the Effective Date and through the Closing

Date in all material respects on a timely basis and will otherwise manage the accounts payable of the Acquired Business in accordance with the Sellers’ cash management policies and practices (as in effect prior to the commencement of the Bankruptcy Case) in the Ordinary Course of Business.  The Sellers shall deliver to Purchaser all budget reports delivered to the lenders under Sellers’ debtor-in-possession financing facility with respect to the Acquired Business substantially concurrently with their delivery to such lenders.

8.4          Consents.  Sellers and Purchaser will use their reasonable best efforts to obtain at the earliest practicable date all consents and approvals contemplated by this Agreement, including the consents and approvals referred to in Section 5.4 and the Necessary Consents; provided, however, that none of Sellers or Purchaser (other than with respect to Assumed Cure Costs) will be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or proceedings to obtain any such consent or approval.  For the avoidance of doubt, the Parties acknowledge and agree that obtaining any such authorizations, consents and approvals, giving such notices and making such filings will not be a condition to Closing.

8.5          Reasonable Best Efforts; Consents to Assignment.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the Parties will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable and in no event later than the Termination Date, including the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Body or any other Person, including filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any actions necessary to cause the expiration of the notice periods under the HSR Act.  Each Party will promptly consult with the others with respect to, provide any necessary information with respect to, and provide the other Parties (or their counsel) copies of, all filings made by such Party with any Governmental Body or any other Person or any other information supplied by such Party to a Governmental Body or any other Person in connection with this Agreement and the Transactions.  Purchaser and Sellers will make all filings under the HSR Act as promptly as practicable, and no later than 10 Business Days, following the date the Stalking Horse Order is entered.  Purchaser will be responsible for all filing fees under the HSR Act or any other competition Laws applicable to Purchaser.

(b)           Each Party will promptly inform the others of any communication from any Governmental Body regarding any of the Transactions and promptly provide the others with copies of all related correspondence or filings.  If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Body with respect to the Transactions, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.  Each Party will provide any necessary information and reasonable assistance as the others may request in connection with its preparation of any additional necessary filings or submissions to any Governmental Body, including any additional filings necessary under the HSR Act.

(c)           Neither Sellers nor Purchaser will independently participate in any meeting with any Governmental Body (other than the Bankruptcy Court or the Office of the United States Trustee) in respect of any findings or inquiry in connection with the Transactions contemplated by this Agreement and the other agreements, documents or instruments contemplated hereby without giving, in the case of Sellers, Purchaser, and in the case of Purchaser, Sellers, prior notice of the meeting and, to the extent reasonably practicable and not prohibited by the applicable Governmental Body, the opportunity to attend and/or participate in such meeting.

(d)           Each Party will use its reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Body with respect to the Transactions, including under the HSR Act.  In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any Transaction as violative of the HSR Act, each of the Parties will cooperate and use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent that is in effect and that prohibits, prevents, or restricts consummation of the Transactions, unless Sellers and Purchaser agree in writing that litigation is not in their respective best interests.

8.6          Publicity.  With the exception of press releases issued by Sellers and Purchaser on the Effective Date and the Closing Date in forms mutually agreeable to the Company and Purchaser, Purchaser and Sellers will not issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Parties, which approval may not be unreasonably withheld, conditioned or delayed, except that such consent will not be required if disclosure is otherwise required by applicable Law or by the Bankruptcy Court; provided, however, that (a) Purchaser or Sellers, as applicable, will use its or their commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Parties with respect to the text of any such required disclosure; and (b) Sellers will make such announcements to vendors of the Acquired Business and members of the Florist Network as are reasonably requested by Purchaser from time to time.

8.7          Confidentiality.  Purchaser acknowledges that Confidential Information (as defined in the Confidentiality Agreement) has been, and in the future will be, provided to it in connection with this Agreement, including under Section 8.1, and is subject to the terms of the confidentiality agreement dated March 29, 2019, between FTD Companies, Inc. and Purchaser (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Purchaser acknowledges and understands that this Agreement and related documents may be publicly filed in the Bankruptcy Court and further made available by Sellers to prospective bidders or contract counterparties and that, such disclosure will not be deemed to violate any confidentiality obligations owing to Purchaser, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise.  Sellers acknowledge that from and after the Closing, all non-public information relating to the Purchased Assets and the Assumed Liabilities will be valuable and proprietary to Purchaser and its Affiliates.  Sellers agree that, from and after the

Closing, no Seller will disclose to any Person any information relating to Purchaser and its Affiliates, the Purchased Assets or the Assumed Liabilities, except as required by Law or as otherwise becomes available in the public domain other than through any action by any Seller in violation of its obligations under this Section 8.7.  Sellers acknowledge and agree that the remedies at law for any breach or threatened breach of this Section 8.7 by any Seller are inadequate to protect Purchaser and its Affiliates and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms.  Accordingly, without prejudice to any other rights or remedies otherwise available to Purchaser or its Affiliates, each Party acknowledges and agrees that upon any breach or threatened breach by a Seller of the terms and conditions of this Section 8.7, Purchaser and its Affiliates, as applicable will be entitled to injunctive relief and to seek an order restraining any threatened or future breach from any court of competent jurisdiction without proof of actual damages or posting of any bond in connection with any such remedy.  The provisions of this Section 8.7 will survive the Closing.

8.8          Post-Closing Access and Information.

(a)           For a period of three years following the Closing Date, Purchaser will use commercially reasonable efforts to provide Sellers, through their respective Representatives, with reasonable access during normal business hours and upon reasonable advance notice, to Purchaser’s or the Acquired Business’ officers, employees, accountants, properties, offices and assets, and to books, records, work papers and other documents and information, in each case, to the extent related to the Acquired Business, in each case, to the extent related to administration of the Bankruptcy Case and to permit Sellers to wind down and liquidate the Sellers’ Bankruptcy estates following the Closing.

(b)           For a period of three years following the Closing Date, Sellers will use commercially reasonable efforts to provide Purchaser, through its Representatives, with reasonable access during normal business hours and upon reasonable advance notice, to Sellers’ officers, employees, accountants, properties, offices and assets, and to books, records, work papers and other documents and information, in each case, to the extent related to the Acquired Business, as is reasonably required to enable Purchaser to conduct the Acquired Business in the Ordinary Course of Business following the Closing and to prepare financial statements with respect to the Acquired Business.

8.9          Employee Matters.

(a)           Sellers will, from time to time prior to the Closing Date, update the list of Business Employees on Schedule 1.1(a) to reflect employment terminations and new hires.  Prior to the Closing Date, Purchaser will, or will cause one of its Affiliates to, offer employment to the Business Employees, such employment to commence immediately following the Closing.  Sellers and their Affiliates will cooperate with and use their commercially reasonable efforts to assist Purchaser and its Affiliates in their efforts to secure the satisfactory transition of the Business Employees to Purchaser.  Without limiting the generality of the foregoing, Sellers and their Affiliates will provide all relevant information in their possession necessary to the hiring and transfer of the Transferred Employees, including all relevant payroll, compensation, benefits participation and withholding tax information with respect to the Transferred Employees; provided, that Purchaser will not have access to personnel records of any Seller the disclosure of which is prohibited by applicable Law.  Business Employees who accept offers of employment from Purchaser or an Affiliate of Purchaser are referred to as “Transferred Employees”.  Seller and its Affiliates will terminate the employment of all Business Employees who agree to become Transferred Employees, effective immediately prior to the Closing; provided, however, that the Parties intend and will take commercially reasonable steps to ensure that the Transferred Employees have continuous employment through the Closing.  Purchaser agrees, to the extent permissible under Purchaser’s benefit plans, to provide credit to the Transferred Employees for all periods of service with Seller and their Affiliates upon commencing their employment with Purchaser for purposes of eligibility for and calculation of benefits, vacation, paid time off and participation under any benefit plans maintained by Purchaser, but not for purposes of calculating any severance amount.  Subject to Schedule 8.9(a), for a 12-month period following the Closing, Purchaser will provide each Transferred Employee with (i) a base salary or standard hourly wage rate that is no less favorable to the Transferred Employees than that provided by Seller at the time of the Closing; and (ii) employee health and welfare benefits, viewed as a whole on an aggregate basis, that are no less favorable to Transferred Employees than under Seller’s Benefit Plans in effect at the time of the Closing.

(b)           Sellers will, to the extent reasonably requested by Purchaser, use commercially reasonable efforts to make each Business Employee reasonably available to Purchaser for the purpose of facilitating the transition of such Business Employee to Purchaser.  Sellers will not, without Purchaser’s consent, knowingly interfere with any negotiations by Purchaser to employ or retain the services of any Business Employee; provided, however, that Sellers will not be prohibited from negotiating and entering into an agreement for the sale of any Retained Business where such agreement permits a purchaser or its affiliates to offer employment to the Business Employees who are Shared Employees.

(c)           Sellers hereby waive, either directly or by causing their Affiliates to waive, for the benefit of Purchaser and its Affiliates, any and all restrictions, if any, in any Benefit Plan or Contract relating to (i) noncompetition with Sellers or any of their Affiliates relating to the Acquired Business or (ii) maintenance of confidentiality of any information relating to the Acquired Business for the benefit of any Seller or any of its Affiliates, in each case, with or covering any Business Employee who becomes a director, employee, consultant or independent contractor of Purchaser or its Affiliates in connection with the Acquired Business.

(d)           Sellers will be responsible for any notices required to be given under and will otherwise comply with all Liabilities arising under the WARN Act relating to any acts or omissions on or prior to the Closing, including as a result of the Transactions; provided, however, that in the event that Purchaser decides not to hire a sufficient number of Business Employees such that it would trigger a “plant closing” or “mass layoff” within the meaning of the WARN Act, Purchaser will provide notice of its decision to Sellers in sufficient time for Sellers to comply with the WARN Act’s notice requirements prior to the Closing Date.  If Purchaser does not provide sufficient time for Sellers to so comply, Purchaser agrees to indemnify Sellers against and agrees to hold each of them harmless from any and all losses incurred or suffered by Sellers with respect to WARN Act Liabilities arising solely as a result thereof.  Subject to the foregoing and Section 5.10(a)(iii), Purchaser will be responsible for any notices required to be given under and will otherwise comply with all Liabilities arising under the WARN Act relating to any acts or omissions after the Closing.

(e)           Purchaser’s employment of the Transferred Employees will be “at will” and may be terminated by Purchaser and/or any of its Affiliates at any time for any reason; provided, however, that for the 12-month period following the Closing, to the extent that the employment of any Transferred Employee is involuntarily terminated by Purchaser, Purchaser will pay, or will cause to be paid to such Transferred Employee the separation pay pursuant to the severance plan agreed to by Sellers and Purchaser in good faith as set forth on Schedule 8.9(e).  Nothing in this Agreement will create any third-party rights in any Transferred Employees or any current or former employees or other service providers of any Seller or any Seller Affiliate (or any beneficiaries or dependents of the foregoing) or in any other person.  Nothing contained herein will constitute an amendment to any Benefit Plan.

8.10        Transition Services.  After the Closing, Purchaser will and will cause its Affiliates to provide certain transition services to Sellers’ Affiliates or the Retained Business, such transition services to be agreed to between Seller and Sellers’ Affiliates and Purchaser.  The Parties will negotiate in good faith, prior to the Closing, a definitive transition services agreement reflecting such terms, with the definitive agreement to be in a form (i) customary for transactions of the type contemplated by this Agreement and (ii) reasonably acceptable to the Company and Purchaser, in their respective reasonable discretion.  The transition services agreement will include access to books and records, and use of office space and office support for employees of Sellers or the Retained Business, as is reasonably necessary or appropriate in connection with the administration of the Bankruptcy Case and to permit Sellers to wind-down and liquidate the Sellers’ bankruptcy estates following the Closing and/or the divestiture of any of the Retained Business or the assets thereof.  Sellers shall cause the terms of the transition services agreement to be binding on any acquiror or operator of any Retained Business.

8.11        Bulk Transfer Laws.  The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets will be free and clear of any Liens in the Purchased Assets, including any Liens or claims arising out of the bulk transfer Laws, and the Parties will take such steps as may be necessary or appropriate to so provide in the Approval Order.  In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Law in all applicable jurisdictions in respect of the Transactions (including under the applicable Tax Laws).

8.12        Transferred Employee Non-Solicit.  For the period commencing as of the Closing Date and expiring on the two-year anniversary of the Closing Date, Sellers will not, and will cause their Subsidiaries not to (including through Representatives) solicit for employment (as an employee or independent contractor or otherwise) any Transferred Employees.  The restrictions of this Section 8.12 will not apply to (a) the placement of any general solicitation or advertisement or the use of general search firm services that are not targeted, directly or indirectly, at any Transferred Employees or (b) any Transferred Employee who has been involuntarily terminated by Purchaser or any of its Affiliates.

8.13        Use of Names.  As promptly as practicable following the Closing, but in any event within 15 days following the Closing, Sellers will deliver to Purchaser duly adopted and executed amendments and other name change documents to their and their Affiliates’ respective organizational documents relative to the change of Sellers’ and their Affiliates’ names to some other names which are dissimilar to, and cannot be confused with, “FTD”, “ProFlowers” or

“roses.com” (along with all variations thereof, collectively, the “Protected Names”) and which will be reasonably acceptable to Purchaser.  As promptly as practicable following the Closing, but in any event within 15 days following the Closing, Sellers will cease and desist and will cause their Affiliates to cease and desist from the use of the Protected Names, including but not limited to the use of stationery, business cards, marketing materials, e-mail domains, and websites; provided, that Sellers will be permitted to use the Protected Names solely for purposes of transitioning the Acquired Business to Purchaser.

8.14        POS System Upgrade.  Sellers will use commercially reasonable efforts to enter into a Contract with a mutually agreed upon vendor to implement the upgrade to the POS system for the Florist Network previously described to Purchaser.

IX.          CONDITIONS TO CLOSING

9.1          Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           each of the representations and warranties of Sellers contained in this Agreement (disregarding all “materiality” or “Seller Material Adverse Effect” qualifications set forth therein) shall be true and correct as of the Closing, as if made on the Closing Date (except for any such representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such specific date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect (except for the representations and warranties in Sections 5.1, 5.2 and 5.12, which shall be true and correct in all material respects), and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the foregoing effect;

(b)           Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the forgoing effect;

(c)           Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2;

(d)           no Seller Material Adverse Effect shall have occurred since the Schedule Completion Date; and

(e)           the Stalking Horse Order and the Bidding Procedures Order shall have been entered by the Bankruptcy Court and shall not be subject to a stay or have been vacated or revoked.

9.2          Conditions Precedent to Obligations of Sellers.  The obligations of Sellers to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)           each of the representations and warranties of Sellers contained in this Agreement (disregarding all “materiality” or “Purchaser Material Adverse Effect” qualifications set forth therein) shall be true and correct as of the Closing, as if made on the Closing Date (except for any such representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such specific date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect (except for the representations and warranties in Sections 6.1 and 6.2, which shall be true and correct in all material respects), and Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect;

(b)           Purchaser shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect; and

(c)           Purchaser shall have delivered to Sellers all of the items set forth in Section 4.3.

9.3          Conditions Precedent to Obligations of Purchaser and Sellers.  The respective obligations of Purchaser and Sellers to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a)           there shall not be in effect any Order by a Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(b)           the applicable waiting periods under the HSR Act will have expired or been terminated;

(c)           the Bankruptcy Court shall have entered the Approval Order and the Approval Order shall not be subject to a stay or have been vacated or revoked;

(d)           the Schedules to this Agreement, including all Schedules disclosing against any representations and warranties herein, shall be (i) in the case of Schedules disclosing against any representations and warranties herein, reasonably acceptable to Purchaser and Sellers, and (ii) in the case of all other Schedules, acceptable to Purchaser and Sellers in the good faith exercise of their discretion (the date on which such Schedules are agreed to by Purchaser and Sellers is referred to as the “Schedule Completion Date”); and

(e)           Purchaser shall have delivered to Sellers customary debt commitment letters and/or equity commitment letters evidencing, in the aggregate, financing sufficient for Purchaser to consummate the Transactions at the Closing.

9.4          Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, to terminate this Agreement under Section 4.4 if such failure was caused by such Party’s breach of any provision of this Agreement.

X.            TAXES

10.1        Transfer Taxes.  All documentary, stamp, transfer, motor vehicle registration, sales, use, value added, excise and other similar non-income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the Transactions (collectively, “Transfer Taxes”) will be borne exclusively by Purchaser to the extent such Transfer Taxes are set forth on Schedule 2.3(j), and will be borne equally by Purchaser and Sellers with respect to any other Transfer Taxes, in each case, regardless of the Party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes.  Sellers and Purchaser will consult and cooperate in timely preparing and making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes and will cooperate and otherwise take commercially reasonable efforts to (a) obtain any available refunds for or exemptions from, or (b) otherwise reduce, such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under applicable Law and executing and delivering such affidavits and forms as are reasonably requested by the other Party.

10.2        Purchase Price Allocation.

(a)           As promptly as practicable after the Closing Date, but no later than 90 days thereafter, Purchaser will prepare and deliver to Sellers, an allocation schedule setting forth the amounts to be allocated among Sellers and among the Purchased Assets of each Seller, pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and the applicable regulations promulgated thereunder (or, if applicable, any similar provision under state, local or foreign Law or regulation) (the “Proposed Allocation Statement”).  Sellers will have 20 Business Days following delivery of the Proposed Allocation Statement during which to notify Purchaser in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of their objections.  If Sellers fail to deliver an Allocation Notice of Objection in accordance with this Section 10.2(a), the Proposed Allocation Statement will be conclusive and binding on all Parties and will become the “Final Allocation Statement.”  If Sellers submit an Allocation Notice of Objection, then for 20 Business Days after the date Purchaser receives the Allocation Notice of Objection, Purchaser and Sellers will use their commercially reasonable efforts to agree on the allocations.  Failing such agreement within 20 Business Days of such notice, the unresolved allocations will be submitted to the Neutral Firm for resolution in accordance with Section 3.4, which will apply mutatis mutandis to such disagreement.  For the avoidance of doubt, in administering any Legal Proceeding, the Bankruptcy Court will not be required to apply the Final Allocation Statement in determining the manner in which the Purchase Price should be allocated as between Sellers and their respective estates.

(b)           Sellers and Purchaser and their respective Affiliates will report, act, and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Statement.  Neither Sellers nor Purchaser will take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Final Allocation Statement unless required to do so by applicable Law.

10.3        Cooperation and Audits.  Purchaser, Sellers and their respective Affiliates will cooperate fully with each other regarding Tax matters and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

10.4        Tax Returns.  From and after the Closing, with respect to the Acquired Business and/or the Purchased Assets, Sellers, at their sole cost and expense, will file (or cause to be filed) all Tax Returns that relate to any Retained Tax, and Purchaser, at its sole cost and expense, will file (or caused to be filed) all other Tax Returns.  For the avoidance of doubt, to the extent any Tax Return relates solely to the Purchased Assets or the Acquired Business and is in respect of a Straddle Period, Purchaser will file (or caused to be filed) such Tax Return, at its sole cost and expense.  All Tax Returns that a Seller is required to file or cause to be filed in accordance with this Section 10.4 will be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position will be taken, election made or method adopted that is inconsistent in any material respect with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring gain or income to periods ending after the Closing Date or accelerating credits or deductions to periods ending on or before the Closing Date).

XI.          GENERAL GOVERNING PROVISIONS

11.1        No Survival of Representations and Warranties.  The Parties agree that the representations and warranties contained in this Agreement will not survive the Closing hereunder, and none of the Parties will have any Liability to each other after the Closing for any breach thereof.  The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing will survive the Closing hereunder until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein, and each Party will be liable to the other after the Closing for any breach thereof.

11.2        Expenses.  Except for the Expense Reimbursement Amount (exclusively from and after the Bankruptcy Court’s approval thereof) or as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each of Sellers, on the one hand, and Purchaser, on the other hand, will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions and all proceedings incident thereto.

11.3        Injunctive Relief.

(a)           The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief to prevent any such breach, and to specifically enforce specifically the terms and provisions of this Agreement, including without limitation specific performance of such covenants, promises or agreements or an Order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.  The rights set forth in this Section 11.3 will be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

(b)           The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Purchaser or Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Purchaser or Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 11.3.

11.4        Submission to Jurisdiction; Consent to Service of Process.

(a)           Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 11.8; provided, however, that if the Bankruptcy Cases have been closed pursuant to Section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Proceeding in the United States District Court for the District of Delaware) and any appellate court from any thereof, for the resolution of any such claim or dispute.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           Each of the Parties hereby consents to process being served by any other Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.8; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

11.5        Waiver of Right to Trial by Jury.  Each Party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

11.6        Entire Agreement; Amendments and Waivers.  This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

11.7        Governing Law.  This Agreement will be governed by and construed in accordance with federal bankruptcy Law, to the extent applicable, other federal Law, where applicable, and, where state Law is implicated, the Laws of the State of Delaware applicable to contracts made and performed in such State.

11.8        Notices.  All notices and other communications under this Agreement will be in writing and will be deemed given (i) when delivered personally by hand, (ii) when sent by email (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Sellers, to:

c/o FTD Companies, Inc.
3113 Woodcreek Rd.
Downers Grove, IL 60515
Attention:  Scott Levin
Email:  XXXXXXXX

With a copy (which will not constitute notice) to:

Jones Day
77 W. Wacker Dr. Suite 3500
Chicago, IL 60010

Attention:      Timothy P. FitzSimons
Email: tfitzsimons@jonesday.com

And a copy (which will not constitute notice) to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention:  Heather Lennox

Email:  hlennox@jonesday.com

If to Purchaser, to:

c/o Nexus Capital Management LP
11100 Santa Monica Boulevard
Suite 250
Los Angeles, California 90025
Attention:  Damian Giangiacomo
Email:  XXXXXXXX

With copies (which will not constitute notice) to:

Munger, Tolles & Olson LLP
350 South Grand Avenue
Suite 5000
Los Angeles, California 90071
Attention:  Brett Rodda and Seth Goldman
Email:  brett.rodda@mto.com and seth.goldman@mto.com

11.9        Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

11.10      Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents will be void; provided, however, that (a) Purchaser may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates and (b) Sellers may assign some or all of their rights or delegate some or all of their obligations hereunder to successor entities (including any liquidating trust) pursuant to a chapter 11 plan confirmed by the Bankruptcy Court, in the case of each clause (a) and (b) without any other Party’s consent.  No assignment of any obligations hereunder will relieve the Parties of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Sellers or Purchaser will also apply to any such assignee unless the context otherwise requires.

11.11      Non-Recourse.  Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as Parties or thereto, and then only with respect to the specific obligations set forth herein or therein.  Other than the Parties, no other party will have any Liability or obligation for any of the representations, warranties, covenants, agreements, obligations or Liabilities of any Party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any Legal Proceeding based on, in respect of, or by reason of, Transactions (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise.  In no event will any Person be liable to another Person for any remote, speculative or punitive damages with respect to the Transactions.

11.12      Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the Effective Date.

PURCHASER:

GATEWAY MERCURY HOLDINGS, LLC

By:	Nexus Special Situations II, L.P.
Its:	Sole Member

By:	Nexus Special Situations GP II, L.P.
Its:	General Partner

By:	Nexus Partners LLC
Its:	General Partner

By:	/s/ Damian Giangiacomo
Name:	Damian Giangiacomo
Title:	Sole Member

[Signature Page to Asset Purchase Agreement]

COMPANY:

FTD, INC.

By:	/s/ Scott D. Levin
	Name:	Scott D. Levin
	Title:	President and Chief Executive Officer and Secretary

[Signature Page to Asset Purchase Agreement]

OTHER SELLERS:

FLORISTS’ TRANSWORLD DELIVERY, INC.

By:	/s/ Scott D. Levin
	Name:	Scott D. Levin
	Title:	President and Chief Executive Officer and Secretary

FTD.COM INC.

By:	/s/ Scott D. Levin
	Name:	Scott D. Levin
	Title:	President and Chief Executive Officer and Secretary

FTD.CA, INC.

By:	/s/ Scott D. Levin
	Name:	Scott D. Levin
	Title:	President and Chief Executive Officer and Secretary

PROVIDE COMMERCE, LLC

By:	/s/ Scott D. Levin
	Name:	Scott D. Levin
	Title:	President and Chief Executive Officer and Secretary

FLOWERFARM, INC.

By:	/s/ Scott D. Levin
	Name:	Scott D. Levin
	Title:	President and Chief Executive Officer and Secretary

[Signature Page to Asset Purchase Agreement]

BLOOM THAT, INC.

By:	/s/ Scott D. Levin
	Name:	Scott D. Levin
	Title:	President and Chief Executive Officer and Secretary

[Signature Page to Asset Purchase Agreement]